Exhibit 10(b)

Amended and Restated Receivables Sale Agreement

Dated as of February 29, 2000

among

Blue Hill, Inc.,
as the Seller,

Bergen Brunswig Drug Company,
as the Initial Collection Agent,

Wachovia Bank, N.A.,
as the Agent and as
the Blue Ridge Purchaser Agent,

The Bank of Nova Scotia, as the
Liberty Street Purchaser Agent,

General Electric Capital Corporation, as
the GECC Purchaser Agent

The Related Bank Purchasers
from time to time party hereto,

Blue Ridge Asset Funding Corporation,
as a Conduit Purchaser,

Liberty Street Funding Corp.,
as a Conduit Purchaser,

General Electric Capital Corporation,
as a Conduit Purchaser

and

the other Conduit Purchasers
from time to time party hereto

Table of Contents

		Page

ARTICLE I	Purchases from Seller and Settlements ................................................	1

Section 1.1.	Sales....................................................... ...........................................	1
Section 1.2.	Interim Liquidations ...........................................................................	3
Section 1.3.	Selection of Discount Rates and Tranche Periods for each Purchaser Group ....................................................................... ........................	4
Section 1.4.	Fees and Other Costs and Expenses ...................................................	5
Section 1.5. 5	Maintenance of Sold Interest; Deemed Collection ...............................	5
Section 1.6.	Reduction in Commitments .................................................................	6
Section 1.7.	Optional Repurchases ........................................................................	6
Section 1.8.	Assignment of Purchase Agreement and Seller Collateral ....................	7

ARTICLE II	Sales to and from Conduit Purchasers; Allocations .............................	7

Section 2.1.	Purchases from a Conduit Purchaser ..................................................	7
Section 2.2.	Purchases by a Conduit Purchaser .....................................................	8
Section 2.3.	Allocations and Distributions ..............................................................	8

Article III	Administration and Collections ...........................................................	9

Section 3.1.	Appointment of Collection Agent .......................................................	9
Section 3.2.	Duties of Collection Agent .................................................................	10
Section 3.3.	Reports ..................................................................... ........................	11
Section 3.4.	Lock-Box and Depositary Account Arrangements ..............................	11
Section 3.5.	Enforcement Rights ............................................................................	12
Section 3.6.	Collection Agent Fee .........................................................................	12
Section 3.7.	Responsibilities of the Seller ...............................................................	13
Section 3.8.	Actions by Seller ...............................................................................	13
Section 3.9.	Indemnities by the Collection Agent ...................................................	13

Article IV	Representations and Warranties .........................................................	14

Section 4.1.	Representations and Warranties of the Seller ......................................	14
Section 4.2.	Representations and Warranties of the Collection Agent .....................	18

Article V	Covenants ........................................................................................	19

Section 5.1.	Covenants of the Seller .....................................................................	19

Article VI	Indemnification ................................................................................	25

Section 6.1.	Indemnities by the Seller ..................................................................	25
Section 6.2.	Increased Cost and Reduced Return ...............................................	26
Section 6.3.	Other Costs and Expenses ..............................................................	27
Section 6.4.	Withholding Taxes ..........................................................................	28
Section 6.5.	Payments and Allocations ...............................................................	28

Article VII	Conditions Precedent .....................................................................	29

Section 7.1.	Conditions to Closing .....................................................................	29
Section 7.2.	Conditions to Each Purchase ..........................................................	30

Article VIII	The Agent ......................................................................................	30

Section 8.1.	Appointment and Authorization ......................................................	30
Section 8.2.	Delegation of Duties ......................................................................	31
Section 8.3.	Exculpatory Provisions ..................................................................	31
Section 8.4.	Reliance by Agent .........................................................................	32
Section 8.5.	Assumed Payments .......................................................................	33
Section 8.6.	Notice of Termination Events ........................................................	33
Section 8.7.	Non-Reliance on Agent, Purchaser Agents and Other Purchasers...	33
Section 8.8.	Agent and Affiliates .......................................................................	34
Section 8.9.	Indemnification ..............................................................................	34
Section 8.10.	Successor Agent ............................................................................	34

Article IX	Miscellaneous ...............................................................................	34

Section 9.1.	Termination ..................................................................................	34
Section 9.2.	Notices ........................................................................................	35
Section 9.3.	Payments and Computations .........................................................	35
Section 9.4.	Sharing of Recoveries ...................................................................	36
Section 9.5.	Right of Setoff ..............................................................................	36
Section 9.6.	Amendments ................................................................................	36
Section 9.7.	Waivers .......................................................................................	37
Section 9.8.	Successors and Assigns; Participations; Assignments .....................	37
Section 9.9.	Intended Tax Characterization ......................................................	39
Section 9.10.	Confidentiality ..............................................................................	39
Section 9.11.	Agreement Not to Petition ............................................................	40
Section 9.12.	Excess Funds ...............................................................................	40
Section 9.13.	No Recourse ...............................................................................	40
Section 9.14.	Headings; Counterparts ................................................................	40
Section 9.15.	Cumulative Rights and Severability ...............................................	41
Section 9.16.	Governing Law; Submission to Jurisdiction ...................................	41
Section 9.17.	WAIVER OF TRIAL BY JURY .................................................	41
Section 9.18.	Entire Agreement .........................................................................	41

Schedules	Description

Schedule I	Definitions

Schedule II	Related Bank Purchasers and Purchase Commitments of Related Bank Purchasers and Purchaser Groups

Exhibits	Description

Exhibit A	Form of Incremental Purchase Request
Exhibit B	Form of Notification of Assignment from a Conduit Purchaser to the Related Bank Purchasers
Exhibit C	Form of Periodic Report
Exhibit D	Addresses and Names of Seller and Originator; Capital Structure of Seller
Exhibit E	Subsidiaries
Exhibit F	Lock-Boxes, Lock-Box Banks and Depositary Banks
Exhibit G-1	Form of Lock-Box Letter
Exhibit G-2	Form of Depositary Account Letter
Exhibit H	Compliance Certificate
Exhibit I	Credit and Collection Policy

Amended and Restated
Receivables Sale Agreement

            Amended and Restated Receivables Sale Agreement, dated as of February 29, 2000 (this "Agreement"), among Blue Hill, Inc., a Delaware corporation, as Seller (the "Seller"), Bergen Brunswig Drug Company, a California corporation, as initial Collection Agent (the "Initial Collection Agent," and, together with any successor thereto, the "Collection Agent"), Wachovia Bank, N.A. as the Blue Ridge Purchaser Agent and as administrative agent for the Purchasers (the "Agent"), The Bank of Nova Scotia, as the Liberty Street Purchaser Agent, General Electric Capital Corporation, as the GECC Purchaser Agent, the Related Bank Purchasers from time to time party hereto, Blue Ridge Asset Funding Corporation, as a Conduit Purchaser ("Blue Ridge"), Liberty Street Funding Corp., as a Conduit Purchaser ("Liberty Street"), General Electric Capital Corporation, as a Conduit Purchaser ("GECC") and the other Conduit Purchasers from time to time party hereto. Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I. The Related Bank Purchasers and their Commitments are listed on Schedule II.

            The parties hereto agree to amend and restate the Receivables Sale Agreement dated as of December 17, 1999 by and among the Seller, the Initial Collection Agent, the Agent, and the Purchasers, as amended, as follows:

Article I
Purchases from Seller and Settlements

            Section 1.1.            Sales.

            (a)            The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, request that the Conduit Purchasers (or, only if a Conduit Purchaser denies such request or is unable to fund, ratably request that the Related Bank Purchasers) make purchases of an undivided percentage ownership interest in the Receivables, the Related Security and all related Collections. Upon any such request, subject to the terms and conditions of this Agreement, the Conduit Purchasers may, in their sole discretion, purchase such interest, or, if any such Conduit Purchaser decides not to purchase such interest, the Related Bank Purchasers for such Conduit Purchaser shall purchase such interest. Such interest shall be transferred to the Agent, on behalf of each Purchaser Agent as representative of the applicable Conduit Purchaser or Related Bank Purchaser, as the case may be. Any such purchase (a "Purchase") shall be made by each relevant Purchaser remitting funds to the Seller pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The Purchase Interest shall equal at any time the following quotient:

     I                  +            PRP

   NRB

where:

I            =            the outstanding Investment of such Purchaser at such time;

NRB      =            the Net Receivables Balance at such time; and

PRP       =            the Purchaser Reserve Percentage at such time.

            Except during a Liquidation Period for a Purchaser, such Purchaser's Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Net Receivables Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant, except for redeterminations to reflect Investment acquired from or transferred to a Purchaser under Article II or pursuant to a Transfer Agreement. The sum of all Purchasers' Purchase Interests at any time is referred to herein as the "Sold Interest", which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables, the Related Security and Collections.

            (b)            Conduit Purchaser Purchase Option and Committed Purchaser Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will a Conduit Purchaser have any obligation to make a Purchase. Each Related Bank Purchaser severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, to make Purchases before the Termination Date, based on the applicable Purchaser Group's Ratable Share of each Purchase (and, in the case of each Related Bank Purchaser, its Commitment Percentage of its Purchaser Group's Ratable Share of such Purchase), to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser's first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an "Incremental Purchase." Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a "Reinvestment Purchase." All Purchases hereunder shall be made ratably by such Purchaser Group in accordance with the Commitment of such Purchaser Group.

            (c)            Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent and each Purchaser Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 11:00 a.m. (Atlanta time) two Business Days before the requested date (the "Purchase Date") of such Purchase, specifying the requested Purchase Date (which must be a Business Day) and the requested amount of such Purchase, which must be in a minimum amount of $500,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). All Incremental Purchases may only be requested ratably from the Conduit Purchasers in each Purchaser Group unless, a Conduit Purchaser, in its sole discretion, determines not to make its Ratable Share of such Incremental Purchase (which determination shall be made within one Business Day after the Seller's request for an Incremental Purchase), in which case the Seller shall request such Incremental Purchase from the Related Bank Purchasers for such Conduit Purchaser. Each Purchaser Agent shall promptly notify the related Purchasers from which a Purchase is requested of the contents of such request. If the Ratable Share of an Incremental Purchase is requested from a Conduit Purchaser, unless such Conduit Purchaser or its Purchaser Agent has notified the Agent, in accordance with this Section 1.1(c), that it has determined, in its sole discretion, not to make the requested Purchase, such Conduit Purchaser shall transfer to the Seller's Account its Ratable Share amount of such Incremental Purchase by no later than 1:00 p.m. (Atlanta time) on the Purchase Date. If a Conduit Purchaser or its Purchaser Agent has notified the Agent that it refuses to make a requested Purchase and the Seller requests the Incremental Purchase from the Related Bank Purchasers for such Conduit Purchaser three Business Days before such requested Purchase, subject to Section 7.2 and the other terms and conditions hereof, each such Related Bank Purchaser shall transfer its Commitment Percentage of its Purchaser Group's Ratable Share of such Purchase into the Seller's Account by no later than 1:00 p.m. (Atlanta time) on the Purchase Date (which in no event will be earlier than three Business Days after such request is made to the Committed Purchasers).

            (d)            Reinvestment Purchases. On each day before the Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect, a Purchaser's Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser. In addition, Redwood may cease making Reinvestment Purchases at any time; provided, however, that, subject to the terms and conditions hereof, GECC shall make all Reinvestment Purchases that Redwood elects not to make. In addition, Redwood may assign any of its outstanding Investment and related Conduit Purchaser Settlement to GECC at any time and upon such assignment such Investment and related Conduit Purchaser Settlement shall be part of GECC's Investment and related Conduit Purchaser Settlement for all purposes hereof.

            (e)            Security Interest. To secure all of the Seller's obligations under the Transaction Documents, the Seller hereby grants to the Agent (for the benefit of the Purchasers and any other Person to whom any amount is owed hereunder) a security interest in all of the Seller's rights (if any) in the Receivables, the Related Security, the Transaction Documents, the Collections, the Depositary Accounts, and the Lock-Box Accounts and all proceeds of the foregoing (the "Seller Collateral").

            Section 1.2.            Interim Liquidations.

            (a)            Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent, each Purchaser Agent and the Collection Agent at least three Business Days' prior written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease (identified as a specific date prior to the Termination Date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Agent, each Purchaser Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

            (b)            Mandatory. If at any time before the Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent, each Purchaser Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall cease only upon the Seller providing evidence reasonably satisfactory to the Agent that the conditions in Section 7.2 are fulfilled.

            Section 1.3.            Selection of Discount Rates and Tranche Periods for each Purchaser Group.

            (a)            Blue Ridge. All Investment of Blue Ridge shall be allocated to one or more Tranche Periods reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply selected by the Blue Ridge Purchaser Agent as provided below. All Investment of Blue Ridge shall accrue Discount at the CP Rate applicable to Blue Ridge. All CP Discount accrued during a Tranche Period on the Investment of Blue Ridge shall be payable by the Seller on the last day of such Tranche Period.

            (b)            Other Conduit Purchasers. The Investment of the Conduit Purchasers other than Blue Ridge shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply selected by the Purchaser Agent for such Conduit Purchaser as provided below. The Investment of the Conduit Purchasers may accrue Discount at either the CP Rate, the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. During the pendency of a Termination Event, the applicable Purchaser Agent may reallocate any oustanding investment of the related Conduit Purchaser to a Prime Tranche. All Discount accrued during a Tranche Period for such Conduit Purchasers shall be payable on the related Settlement Date.

            (c)            Committed Purchasers. The Investment of the Committed Purchasers shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply selected by the Purchaser Agent for such Committed Purchaser as provided below. The Investment of the Committed Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for such Tranche Period applicable to such Investment. During the pendence of a Termination Event, the applicable Purchaser Agent may reallocate any portion of the outstanding Investment of the related Committed Purchasers to a Prime Tranche. All Discount accrued on the Investment of the Committed Purchasers during a Tranche Period shall be payable by the Seller on the related Settlement Date or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the related Settlement Date.

            (d)            The relevant Purchaser Agent shall allocate the Investment of the related Conduit Purchaser and Committed Purchaser to Tranche Periods in its sole discretion. Any Investment purchased from a Conduit Purchaser pursuant to the relevant Transfer Agreement shall accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.

            (e)            If any Committed Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Committed Purchaser's Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Purchaser of funding Eurodollar Tranches, then the applicable Purchaser Agent, upon the direction of such Committed Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.

            Section 1.4.            Fees and Other Costs and Expenses. (a) Each Purchaser Agent shall receive from the Seller for the ratable benefit of its Purchaser Group such amounts as agreed to with the Purchaser in the Fee Letter for such Purchaser Group.

            (b            If (i) with respect to any Investment of any Purchaser Group, the amount of such Purchaser Group's Investment is reduced on any date other than the last day of a CP Tranche, (ii) the amount of Investment allocated to any Eurodollar Tranche is reduced before the last day of its Tranche Period or (iii) if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser in the applicable Purchaser Group that had its Investment so reduced or scheduled Purchase not made; provided, however, no Early Payment Fee will be due by the Seller if the amount of Investment allocated to any Eurodollar Tranche is reduced before the last day of its Tranche Period pursuant to Section 1.3(e)(iii) hereof.

            (c)            Investment shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all amounts payable pursuant to Sections 1.5, 1.7 and 6.1 and all other amounts payable hereunder and under the Fee Letter, including all Discount, fees described in clauses (a) and (b) above and amounts payable under Article VI.

            Section 1.5.            Maintenance of Sold Interest; Deemed Collection.

            (a)            General. If the Net Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay to the Agent no later than the second Business Day after delivery of the Periodic Report disclosing such imbalance on the next succeeding Settlement Date following such imbalance an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller. Any amount so applied to reduce a Conduit Purchaser's Investment shall be deposited into an account designated by the Purchaser Agent for the relevant Purchaser Group.

            (b)            Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation and the remaining balance, if any, of such Receivable shall continue to be an Eligible Receivable. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied or a Receivable designated as an Eligible Receivable in a Periodic Report does not constitute an Eligible Receivable as of the date of such Periodic Report, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller on the next succeeding Settlement Date to the Collection Agent in accordance with Section  5.1(i).

            (c)            Adjustment to Sold Interest. At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) ("Deemed Collections") that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists (unless such Liquidation Period only applies to a Conduit Purchaser pursuant to Section 1.1(d) hereof), the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent and the Purchaser Agents that the Sold Interest and each Purchase Interest should be recalculated by decreasing the Net Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

            (d)            Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor in respect of any Receivable shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

            Section 1.6.            Reduction in Commitments. The Seller may, upon thirty days' notice to the Agent and each Purchaser Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced equals at least the outstanding Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Committed Purchaser in accordance with its Ratable Share and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit, the Aggregate Commitment of the GECC Purchaser Group is at least 103% of the aggregate Investment of the GECC Purchaser Group and the Purchase Limit is not less than the outstanding Aggregate Investment.

            Section 1.7.            Optional Repurchases. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days' notice to the Agent and each Purchaser Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder. Upon the payment of the repurchase price pursuant to this Section, the Agent and each Purchaser Agent shall execute and deliver all documents and instruments reasonably requested by the Seller in order to evidence the release of the Sold Interest. Any sale pursuant to this Section shall be without recourse, representation or warranty except for the representation and warranty that the portion of the Sold Interest sold by each Purchaser is free and clear of any Adverse Claim created or granted by, or attributable to, such Purchaser.

            Section 1.8.            Assignment of Purchase Agreement and Seller Collateral. The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller's right, title and interest in, to and under the Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from the Originator under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originator under or in connection with the Purchase Agreement. All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent, on behalf of the Purchaser Agents and the Purchasers, shall have the sole right to enforce the Seller's rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder). All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith. At such time as Redwood is a Conduit Purchaser hereunder, Redwood may assign its interests in the Seller Collateral to one or more members of its Purchaser Group.

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Article II
Sales to and from Conduit Purchasers; Allocations

            Section 2.1.            Purchases from a Conduit Purchaser. (a) Each Conduit Purchaser may, at any time, sell to the relevant Related Bank Purchasers pursuant to the relevant Transfer Agreement any percentage designated by such Conduit Purchaser of such Conduit Purchaser Investment and its related Conduit Purchaser Settlement (each, a "Put").

            (b)            Any portion of any Investment of a Conduit Purchaser and related Conduit Purchaser Settlement purchased by a Related Bank Purchaser shall be considered part of such Related Bank Purchaser's Investment and related Conduit Purchaser Settlement from the date of the relevant Put. At the end of each applicable Tranche Period following any purchase by a Related Bank Purchaser of any portion of the relevant Conduit Purchaser Investment of the relevant Conduit Purchaser, the Seller shall pay to the relevant Purchaser Agent (for the ratable benefit of each such Purchaser) an amount equal to a portion of the sum of (i) the Assigned Conduit Purchaser Settlement and (ii) all unpaid Discount owed to such Conduit Purchaser (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to such Conduit Purchaser in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to such Conduit Purchaser from the Seller in connection herewith, which portion shall be calculated by dividing the amount of Investment allocated to the applicable Tranche Period by the total amount of Investment purchased.

            (c)            The proceeds from each Put received by a Conduit Purchaser other than a member of the GECC Purchaser Group (other than amounts described in clauses (iii) and (iv) of the preceding sentence) shall be used solely to pay that portion of the outstanding commercial paper of the relevant Conduit Purchaser issued to fund or maintain the Investment of such Conduit Purchaser so transferred. Until used to pay commercial paper, all proceeds of any Put pursuant to this Section shall be invested in Permitted Investments. All earnings on such Permitted Investments shall be promptly remitted to the Seller.

            Section 2.2.            Purchases by a Conduit Purchaser. Each Conduit Purchaser may at any time deliver to its Purchaser Agent and each relevant Related Bank Purchaser a notification of assignment in substantially the form required by the relevant Transfer Agreement. If a Conduit Purchaser delivers such notice, each Related Bank Purchaser which is a party to the Transfer Agreement with the Conduit Purchaser shall sell to such Conduit Purchaser and such Conduit Purchaser shall purchase in full from each such Related Bank Purchaser, the Investment of the Related Bank Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Related Bank Purchaser to the relevant Conduit Purchaser pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Related Bank Purchaser is free and clear of any Adverse Claim created or granted by such Related Bank Purchaser and that such Related Bank Purchaser has not suffered a Bankruptcy Event.

            Section 2.3.            Allocations and Distributions. On each day during any Interim Liquidation and on each day on and after the Termination Date the Collection Agent shall set aside and hold solely for the account of each Purchaser Agent, for the benefit of each Purchaser Group to the extent provided below, (or deliver to each Purchaser Agent, if so instructed pursuant to Section 3.2(a)) and for the account of the Agent, all Collections received on such day and such Collections shall be allocated as follows:

            (i)            first, ratably to each Purchaser Group in accordance with its Ratable Share until all Discount due but not already paid to each Purchaser Group under the Transaction Documents, has been paid in full; and

            (ii)            second, ratably to each Purchaser Group in accordance with its Ratable Share until all Investment of each Purchaser Group under the Transaction Documents has been paid in full; and

            (iii)            third, ratably to each Purchaser Group until all amounts owed under the Transaction Documents to such Purchaser Group have been paid in full.

            (iv)            fourth, to the Agent until all amounts owed under the Transaction Documents to the Agent (in its capacity as Agent) have been paid in full;

            (v)            fifth, to each Purchaser Agent until all amounts owed under the Transaction Documents to such Persons have been paid in full;

            (vi)            sixth, to any other Person to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

            (vii)            seventh, to the Seller (or as otherwise required by applicable law).

            Unless an Interim Liquidation has ended by such date (in which case Reinvestment Purchases shall resume to the extent provided in Section 1.1(d)), on the last day of each Tranche Period (unless otherwise instructed by a Purchaser Agent pursuant to Section 3.2(a)), the Collection Agent shall pay to the appropriate parties, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with the priorities in clauses (i) and (ii) above. No distributions shall be made to pay amounts under clauses (iii), (iv), (v), and (vi) above until sufficient Collections have been set aside to pay all amounts described in clause (i) that may become payable for all outstanding Tranche Periods. As provided in Section 1.4(c) all interest and other amounts payable hereunder other than Investment are payable by the Seller. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3 and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%, for distribution as part of the Sold Interest in Collections.

Article III
Administration and Collections

            Section 3.1.            Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the "Collection Agent") designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, Originator is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Originator acknowledges that the Agent, each Purchaser Agent and each Purchaser have relied on the Originator's agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent without 90 days prior written notice to the Agent and each Purchaser Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent without 90 days prior written notice to the Agent and each Purchaser Agent. In addition, the Collection Agent may only voluntarily resign as a result of nonpayment of the Collection Agent Fee. At any time after the occurrence and during the continuance of a Collection Agent Replacement Event, the Agent, upon the direction of the Instructing Group, may designate a new Collection Agent to succeed the Originator (or any successor Collection Agent).

            (b)            The Originator may, and if requested by the Agent, upon the direction of the Instructing Group, shall, delegate its duties and obligations as Collection Agent to the Parent or other Affiliate (acting as a sub-collection agent). Notwithstanding such delegation, the Originator shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent, each Purchaser Agent and each Purchaser shall have the right to look solely to the Originator for such performance. The Agent (with the consent of the Instructing Group) may at any time after the occurrence and during the continuance of a Collection Agent Replacement Event remove or replace any sub-collection agent.

            (c)            If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Originator irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Originator conducted such data-processing functions while it acted as the Collection Agent. Any new Collection Agent shall execute a confidentiality agreement consistent with the provisions of Section 9.10 hereof.

            Section 3.2.            Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled. If so instructed by the appropriate Purchaser Agent, after the occurrence and during the continuance of a Collection Agent Replacement Event or a Termination Event, the Collection Agent shall transfer to the appropriate Purchaser Agent the amount of Collections to which the appropriate Purchaser Group is entitled by the Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person's rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent, upon the direction of the Instructing Group, shall at all times after the occurrence and during the continuance of a Collection Agent Replacement Event or a Termination Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

            (b)            If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent, any Purchaser Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.

            (c)            If no Termination Event exists, the Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

            (d)            Furnishing Information and Inspection of Records. The Collection Agent will furnish to the Agent, each Purchaser Agent and the Purchasers such information concerning the Receivables and the Related Security as the Agent, any Purchaser Agent or a Purchaser may request. The Collection Agent will permit, at any time after reasonable notice during regular business hours, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Collection Agent for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Collection Agent's officers, directors, employees or independent public accountants having knowledge of such matters. Once a year (and at any time during the continuance of a Termination Event) the Agent (at the request of any Purchaser Agent) may (at the reasonable expense of the Collection Agent) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections. The Collection Agent shall deliver any document or instrument necessary for the Agent, as the Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Seller or the Collection Agent.

            Section 3.3.            Reports. On or before the Second Business Day preceeding each Settlement Date, and at such other times, after the occurrence and during the continuance of a Termination Event covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent and each Purchaser Agent an electronic and printed report reflecting information as of the close of business of the Collection Agent for the immediately preceding Settlement Period or such other preceding period as is requested (each a "Periodic Report"), containing the information described on Exhibit C (with such modifications or additional information as requested by the Agent or the Instructing Group).

            Section 3.4.            Lock-Box and Depositary Account Arrangements. The Agent, upon the direction of the Instructing Group, is hereby authorized to give notice at any time after the occurrence of a Collection Agent Replacement Event or a Termination Event to any or all Lock-Box Banks and Depositary Banks that the Agent is exercising its rights under the Lock-Box Letters or Depositary Account Letters, as applicable, and to take all actions permitted under the Lock-Box Letters or the Depositary Account Letters. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters or Depositary Account Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account or Depositary Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account or Depositary Account.

            Section 3.5.            Enforcement Rights. (a) The Agent may at any time after the occurrence of a Collection Agent Replacement Event or a Termination Event direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent's request, withhold the identity of the Purchasers from the Obligors, Lock-Box Banks and Depositary Banks. Upon the Agent's request, upon the direction of the Instructing Group, after the occurrence of a Collection Agent Replacement Event or a Termination Event, the Seller (at the Seller's expense) shall (i) give notice to each Obligor of the Agent's ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee on behalf of the Purchaser Agents and the Purchasers.

            (b)            After the occurrence of a Collection Agent Replacement Event or a Termination Event, the Seller hereby irrevocably appoints the Agent on behalf of the Purchaser Agents and the Purchasers as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, upon the direction of the Instructing Group, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller's rights and remedies under the Purchase Agreement. The Agent's powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

            (c)            None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.

            Section 3.6.            Collection Agent Fee. On or before each Settlement Date, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the "Collection Agent Fee") equal to (a) at all times the Originator or an Affiliate of any Bergen Entity is the Collection Agent, such consideration as is set forth in Section 3.1 of the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent (with the consent of the Instructing Group which consent shall not be unreasonably withheld) and the new Collection Agent on an arm's-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may apply to payment of the Collection Agent Fee only the portion of the Collections in excess of the Sold Interest plus Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group which consent shall not be unreasonably withheld, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment.

            Section 3.7.            Responsibilities of the Seller. The Seller shall, or shall cause the Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Seller shall, and shall cause the Originator to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of the Originator, under the Purchase Agreement. The Agent's, any Purchaser Agent's or any Purchaser's exercise of any rights hereunder shall not relieve the Seller or the Originator from such obligations. None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to perform any obligation of the Seller or of the Originator or any other obligation or liability in connection with the Receivables or the Related Security.

            Section 3.8.            Actions by Seller. The Seller shall defend and indemnify the Agent, each Purchaser Agent and each Purchaser against all reasonable costs, expenses, claims and liabilities for any action taken by the Seller, the Originator or any other Affiliate of the Seller or of the Originator (whether acting as Collection Agent or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation. If any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have the Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers' share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller or the Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and remitted to the Agent within one Business Day of receipt as part of the Sold Interest in Collections for application as provided herein.

            Section 3.9.            Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser Agent, each Purchaser and each member of a Purchaser Group and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, reasonable costs and expenses (including reasonable attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

            (i)            any representation or warranty made by or on behalf of the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

            (ii)            the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;

            (iii)            any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds; or

            (iv)            the imposition of any Lien with respect to any Receivable or the Seller Collateral as a result of any action taken by the Collection Agent hereunder or under any of the Transaction Documents;

            (v)            any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement (including without limitation compliance with the Credit and Collection Policy) or any other Transaction Document to which the Collection Agent is a party;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction determined that such Indemnified Losses resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent, any Purchaser or any member of a Purchaser Group computed in accordance with the Intended Tax Characterization or other Excluded Taxes; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent, any Purchaser Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

Article IV
Representations and Warranties

            Section 4.1.            Representations and Warranties of the Seller. The Seller represents and warrants to the Agent, each Purchaser Agent and each Purchaser that:

            (a)            Corporate Existence and Power. Each of the Seller and each Bergen Entity is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have (i) an adverse effect on its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) a material adverse effect on its business or financial condition, (iii) an adverse effect on the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or (iv) an adverse effect on the enforceability or collectibility of any Receivable.

            (b)            Corporate Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each other Bergen Entity of each Transaction Document to which it is a party, and the creation of all security interests provided for herein and therein (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its charter or by-laws or (C) any material agreement, order or other instrument to which it is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable, the Related Security or Collection or give cause for the acceleration of any indebtedness of the Seller or any other Bergen Entity.

            (c)            No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller or any other Bergen Entity of any Transaction Document to which it is a party or any transaction contemplated thereby except with respect to UCC filings contemplated by the Transaction Documents.

            (d)            Binding Effect. Each Transaction Document to which the Seller or any other Bergen Entity is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity.

            (e)            Perfection of Ownership Interest. Immediately preceding its sale of Receivables to the Seller, the Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns the Receivables, and all of its other properties and assets free of any Adverse Claim other than the interests of the Purchasers, and their respective successors and assigns (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections to the extent of its Purchase Interest then in effect.

            (f)            Accuracy of Information. All information furnished by the Seller, any other Bergen Entity or any Affiliate of any such Person to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

            (g)            No Actions, Suits. Except as disclosed in writing to the Agent and each Purchase Agent or disclosed in reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, there are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting any Bergen Entity, or any of their respective properties, that if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller or any other Bergen Entity or on the collectibility of the Receivables. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller or any of its property or involving any Transaction Document or any transaction contemplated thereby. None of the Seller or any other Bergen Entity is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller and the other Bergen Entities taken as a whole or (ii) the collectibility of the Receivables.

            (h)            No Material Adverse Change. Except as disclosed in writing to the Agent and each Purchaser Agent or disclosed in reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, since September 30, 1999, there has been no material adverse change in the collectibility of the Receivables, taken as a whole, or any Bergen Entity's financial condition, business, operations or prospects. Since its formation, there has been no material adverse change in the Seller's financial condition, business, operations or prospects or in the ability of the Seller or any other Bergen Entity to perform its obligations under any Transaction Document.

            (i)            Accuracy of Exhibits; Lock-Box and Depositary Account Arrangements. All information on Exhibits D-F (listing offices and names of the Seller and the Originator and where they maintain Records; the Subsidiaries; Lock Boxes; and Depositary Accounts) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. None of the Seller's or Originator's Records locations (including without limitation their respective chief executive offices and principal places of business) has changed within the past 12 months (or such shorter period as the Seller has been in existence). Neither the Seller nor the Originator has been known or used any corporate, fictitious or trade name other than a name set forth of Exhibit D. Exhibit D lists the federal employer identification numbers of the Seller and the Originator. The Seller has delivered a copy of all Lock-Box Agreements and Depositary Account Letters to the Agent. The Seller has not granted any interest in any Lock-Box, Lock-Box Account or Depositary Account to any Person other than the Agent and, (i) upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank and (ii) upon delivery to a Depositary Bank of the related Depositary Account Letter, the Agent will have exclusive ownership and control of the Depositary Account at such Depositary Bank.

            (j)            Sales by the Originator. Each sale by the Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to the Originator of the purchase price described in the Purchase Agreement. Each such sale has been made for "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of "antecedent debt" (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Seller.

            (k)            Solvency. Both before and after giving effect to (i) the transactions contemplated by this Agreement and the other Transaction Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is and will be Solvent.

            (l)            Taxes. The Seller has filed all material tax returns and reports required by law to have been filed by it and has paid all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

            (m)            ERISA. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Purchase hereunder, no steps have been taken by the PBGC to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Originator or any ERISA Affiliate of any material liability, fine or penalty. Neither the Originator nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan that has or course reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA. The Seller has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the PBGC under ERISA.

            (n)            Investment Company Act. The Seller is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act.

            (o)            Nonconsolidation. The Seller is operated in such a manner that the separate corporate existence of the Seller and each Bergen Entity and Affiliate thereof would not be disregarded in the event of the bankruptcy or insolvency of any Bergen Entity and Affiliate thereof and, without limiting the generality of the foregoing:

            (i)            the Seller has not engaged, and does not presently engage, in any activity other than those activities expressly permitted under the Seller's organizational documents and the Transaction Documents, nor has the Seller entered into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

            (ii)            the Seller maintains a business office separate from that of each of the Bergen Entities and the Affiliates thereof;

            (iii)            the financial statements and books and records of the Seller and each Originator reflect the separate corporate existence of the Seller;

            (iv)            except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller's organizational documents, no Bergen Entity or Affiliate thereof (A) pays the Seller's expenses, (B) guarantees the Seller's obligations, or (C) advances funds to the Seller for the payment of expenses or otherwise; and

            (v)            the Seller does not act as agent for any Bergen Entity or Affiliate, but instead presents itself to the public as a corporation separate from each such Person and independently engaged in the business of purchasing and financing Receivables.

            Section 4.2.            Representations and Warranties of the Collection Agent. The Collection Agent represents and warrants to the Agent, each Purchase Agent and each Purchaser that:

            (a)            The Collection Agent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except to the extent the failure to so qualify would not have a Material Adverse Effect.

            (b)            The execution, delivery and performance by the Collection Agent of this Agreement and the other documents to be delivered by it hereunder (i) are within the Collection Agent's corporate powers, (ii) have been duly authorized by all necessary corporate action and (iii) do not contravene (1) the Collection Agent's charter or by-laws, (2) any material law, rule or regulation applicable to the Collection Agent, (3) any material contractual restriction binding on or affecting the Collection Agent or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Collection Agent or its property. This Agreement has been duly executed and delivered by the Collection Agent.

            (c)            No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of this Agreement or any other document to be delivered by it hereunder.

            (d)            This Agreement constitutes the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (e)            If the Collection Agent is an Originator or one of its Affiliates, each Periodic Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller or the Originators to the Agent or the Purchasers in connection with this Agreement is correct in all material respects as of its date or (except as otherwise disclosed to the Agent or the Purchasers, as the case may be, at such time) as of the date so furnished, and no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

            (f)            No proceeds of any purchase or reinvestment hereunder will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or for any other purpose that might cause any portion of such proceeds to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. The Seller does not own any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

            (g)            The Collection Agent has reviewed the areas within its business and operations which could be adversely affected by, and has developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Collection Agent and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such review and program, the Collection Agent believes that the "Year 2000 Problem" will not have a material adverse effect on the Collection Agent.

Article V
Covenants

            Section 5.1.            Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

            (a)            Financial Reporting. The Seller will, and will cause each other Bergen Entity to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent, each Purchaser Agent and each Purchaser:

            (i)            Annual Financial Statements. Within 90 days after each fiscal year of (A) the Parent copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by independent certified public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP, which may be included as part of the Parent's report on Form 10-K delivered to the Securities and Exchange Commission, and (B) each of the Seller and the Originator the annual balance sheet for such Person (and, additionally for the Seller, an annual profit and loss statement) certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended;

            (ii)            Quarterly Financial Statements. Within 45 days after each (except the last) fiscal quarter of each fiscal year of (A) the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter), which may be included as part of the Parent's report on Form 10-Q delivered to the Securities and Exchange Commission, certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a) and (B) each of the Seller and the Originator, the quarterly balance sheet for such Person (and, additionally for the Seller, a profit and loss statement) for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1(a);

            (iii)            Officer's Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of this Section 5.1(a), a compliance certificate (in substantially the form of Exhibit H) signed by a Designated Financial Officer, dated the date of such financial statements, and containing a computation of each of the financial ratios and restrictions contained herein;

            (iv)            Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities Exchange Commission or any securities exchange; and

            (v)            Other Information. With reasonable promptness, such other information (including non-financial information) as may be reasonably requested by the Agent, any Purchaser Agent or any Purchaser (with a copy of such request to the Agent).

            (b)            Notices. Immediately upon becoming aware of any of the following the Seller will notify the Agent and each Purchaser Agent and provide a description of:

            (i)            Potential Termination Events. The occurrence of any Termination Event, any Potential Termination Event described in clause (b) or (e) of the definition of Termination Event, or any other material Potential Termination Event;

            (ii)            Representations and Warranties. The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

            (iii)            Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of any Obligor with a Concentration Limit in excess of 2% or of the Parent;

            (iv)            Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to any Bergen Entity or the collectibility or quality of the Receivables, taken as a whole;

            (v)            Judgments. The entry of any judgment, award or decree against any Bergen Entity that remains unvacated, unbonded or unstayed for a period of 20 consecutive days if the aggregate amount of all judgments then outstanding against the Bergen Entities exceeds $25,000,000 or the entry of a judgment, award or decree against the Seller; or

            (vi)            Changes in Business. Any change in, or proposed change in, the character of any Bergen Entity's business that could materially impair the collectibility or quality of the Receivables, taken as a whole.

If the Agent or any Purchaser Agent receives such a notice, the Agent or such Purchaser Agent shall promptly give notice thereof to each Purchaser Agent and each Purchaser and, until each Conduit Purchaser has no Investment after the Termination Date, to each CP Dealer and each Rating Agency.

            (c) Conduct of Business. The Seller will perform, and will cause each other Bergen Entity and Significant Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business except to the extent that such failure would not have a Material Adverse Effect.

            (d)            Compliance with Laws. The Seller will comply, and will cause each other Bergen Entity to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject, except to the extent non-compliance would not have a Material Adverse Effect.

            (e)            Furnishing Information and Inspection of Records. The Seller will furnish to the Agent, each Purchaser Agent and the Purchasers such information concerning the Receivables and the Related Security as the Agent, any Purchaser Agent or a Purchaser may request. The Seller will, and will cause the Originator to, permit, at any time after reasonable notice during regular business hours, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller's or the Originator's officers, directors, employees or independent public accountants having knowledge of such matters. Once a year (and at any time during the continuance of a Termination Event), the Agent (at the request of any Purchaser Agent) may (at the reasonable expense of the Seller) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

            (f)            Keeping Records. (i) The Seller will, and will cause the Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent and each Purchaser Agent prior notice of any material change in such administrative and operating procedures.

            (ii)            The Seller will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent's, the Purchaser Agents' and the Purchasers' interest in the Receivables and the Collections and (B) upon the request of the Agent after the occurrence and during the continuance of a Termination Event, so mark each contract relating to a Receivable that consists of chattel paper and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

            (g)            Perfection. (i) The Seller will, and will cause the Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or reasonably requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent, on behalf of the Purchaser Agents and the Purchasers, to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent, on behalf of the Purchaser Agents and the Purchasers, a valid, first priority perfected security interest in the Seller Collateral and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections). The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof that are consistent with the Transaction Documents without the Seller's signature.

            (ii)            The Seller will, and will cause the Originator to, only change its name, identity or corporate structure or relocate its chief executive office or the Records following thirty (30) days advance written notice to the Agent and each Purchaser Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

            (iii)            Each of the Seller and the Originator will at all times maintain its chief executive offices within a jurisdiction in the USA (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect. If the Seller or the Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent's, the Purchaser Agents' and the Purchasers' interests hereunder or the Seller's interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent, the Purchaser Agents and the Purchasers in the Seller Collateral.

            (h)            Performance of Duties. The Seller will perform, and will cause each other Bergen Entity and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause each other Bergen Entity to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent, the Purchaser Agents or the Purchasers in the Seller Collateral.

            (i)            Payments on Receivables, Accounts. The Seller will, and will cause the Originator to, at all times either (i) instruct Obligors to deliver payments on the Receivables to a Lock-Box Account or (ii) promptly, but in any event within two Business Days after receipt, deposit all Collections received by such Persons into a Depositary Account or Lock-Box Account. The Seller will, and will cause the Originator to, instruct all Obligors to deliver payments on Receivables to a Lock-Box Account by no later than March 31, 2000. If any such payments or other Collections are received by the Seller or the Originator, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the Purchasers until their deposit into a Depositary Account or Lock-Box Account. The Seller will cause each Lock-Box Bank and Depositary Bank to comply with the terms of each applicable Lock-Box Letter or Depositary Account Letter, as applicable. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account or Depositary Account. If such funds are nevertheless deposited into any Lock-Box Account or Depositary Account, the Seller will promptly identify and separate such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit the Originator to add, a Lock-Box Bank, Lock-Box, Lock-Box Account, Depositary Bank or Depositary Account to those listed on Exhibit F if the Agent and each Purchaser Agent has received notice of and has consented to such addition, a copy of any new Lock-Box Agreement or Depositary Account Agreement, as applicable, and an executed and acknowledged copy of a Lock-Box Letter or Depositary Account Letter, as applicable, substantially in the form of Exhibit G-1 or G-2, respectively, (with such changes as are acceptable to the Agent and each Purchaser Agent) from any new Lock-Box Bank or Depositary Bank, as applicable. The Seller shall only terminate a Lock-Box Bank, Lock-Box or Depositary Bank, or close a Lock-Box Account or Depositary Account, upon 30 days advance notice to the Agent and each Purchaser Agent and, at the request of the Agent, substitution of a new Lock-Box Bank, Lock-Box Account, Depositary Bank or Depositary Account reasonably acceptable to the Agent and the Purchaser Agents therefor.

            (j)            Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller will not, and will not permit the Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any material portion of the Receivables or any proceeds thereof or any other property or assets of the Seller.

            (k)            Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not, and will not permit the Originator to, extend, amend, rescind or cancel any Receivable.

            (l)            Change in Business or Credit and Collection Policy. The Seller will not make any material change in the character of its business and will not, and will not permit the Originator to, make any material change to the Credit and Collection Policy without the prior written consent of the Agent and each Purchaser Agent.

            (m)            Lock-Box and Depositary Account Letters. The Seller will deliver to the Agent on or prior to January 31, 2000 all Lock-Box Letters and Depositary Account Letters not delivered on the date hereof.

            (n)            Sale of Stock and Assets. The Seller shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets any Receivable or contract therefor or any of its rights with respect to any Lock-Box Account, Depositary Account or any other deposit account in which any Collections of any Receivable are deposited except as otherwise expressly permitted by this Agreement or any of the other Transaction Documents.

            (o)            Capital Structure and Business. The Seller shall not (i) transact business, other than in compliance with its certificate of incorporation and by-laws and in such corporate and trade names as are set forth on Exhibit D, or (ii) amend its certificate or articles of incorporation or bylaws.

            (p)            Mergers, Subsidiaries, Etc. The Seller shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.

            (q)            Sale Characterization; Purchase Agreement. The Seller shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Purchase Agreement (including for accounting, tax and reporting purposes) in any manner other than (i) with respect to each purchase of each Purchased Receivable effected pursuant to the Purchase Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of the Receivables by the Originator to the Seller and (ii)  with respect to each contribution of Contributed Receivables thereunder, as an increase in the stated capital of the Seller.

            (r)            Indebtedness. The Seller shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Seller to any Indemnified Party or any other Person expressly permitted by this Agreement or any other Transaction Document, (ii) the Subordinated Note, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, and (v) indorser liability in connection with the indorsement of negotiable instruments for deposit or collection in the ordinary course of business.

            (s)            Commingling. The Seller shall not deposit or permit the deposit of any funds that do not constitute Collections of Receivables into any Depository Account or Lock-Box Account, except inadvertent deposits of checks from time to time in immaterial amounts that are readily traceable.

            (t)            Restricted Payments by the Seller. The Seller will not purchase or redeem any shares of the capital stock of the Seller, declare or pay dividends thereon (other than stock dividends), or make any distribution to stockholders or set aside any funds for any such purpose; provided, however, the foregoing shall not prevent the Seller from paying cash dividends on the Settlement Date, after making any payment required to be made by the Seller on such Settlement Date in accordance with the last sentence of Section 2.3 if, after giving effect to such payment, the Seller's net worth (as determined in accordance with GAAP) would not be less than 3% of the Purchase Limit.

Article VI
Indemnification

            Section 6.1.            Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-tax basis, the Agent, each Purchaser Agent, each Purchaser, and each member of a Purchaser Group and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes and reasonable costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Excluded Taxes. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:

            (i)            any representation or warranty made by the Seller, any Bergen Entity or the Collection Agent (or any employee or agent of the Seller, any other Bergen Entity or the Collection Agent) under or in connection with this Agreement, any other Periodic Report or any other information or report delivered by the Seller, any other Bergen Entity or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

            (ii)            the failure by the Seller, any other Bergen Entity or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

            (iii)            the failure of the Seller to vest and maintain vested in the Agent, for the benefit of each Purchaser Agent and the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;

            (iv)            any commingling of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

            (v)            any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter or a Depositary Bank to comply with the terms of the applicable Depositary Account Letter;

            (vi)            any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

            (vii)            any failure of the Seller or any other Bergen Entity, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

            (viii)            any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b); or

            (ix)            any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

            Section 6.2.            Increased Cost and Reduced Return. If the adoption after the date hereof of any applicable law, rule or regulation, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Agent, any Purchaser Agent or any Purchaser (collectively, the "Funding Parties") with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority (a "Regulatory Change") (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the "Funding Documents") or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party's capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent or the applicable Purchaser Agent, the Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of the Person such additional documented amounts as will compensate the Agent, the Purchaser Agent or such Purchaser (or, in the case of any Conduit Purchaser, will enable such Conduit Purchaser to compensate any Funding Source) for such increased cost or reduction; provided, however, that the Agent or the Purchase Agent, as applicable, shall promptly notify the Seller of any event (the "Applicable Event") which might cause such Person to seek compensation, and the Seller shall be obligated to pay only such compensation which is incurred after the date sixty (60) days prior to the date such notice is given; provided, however, that such 60 day limitation shall not apply to any such compensation that is applicable retroactively to periods prior to the effective date of the Applicable Event so long as the Agent notifies the Seller of the Applicable Event within 60 days of a responsible officer of the Agent receiving actual knowledge thereof.

            Section 6.3.            Other Costs and Expenses. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amount owed to it or any Purchaser in its Purchaser Group) on demand all reasonable costs and expenses (to the extent, in the case of a Conduit Purchaser, not already included in such Conduit Purchaser's CP Rate) in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent's rights on behalf of the Purchaser Agents and the Purchasers in the Receivables and Collections, (d) the enforcement by the Agent, any Purchaser Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Depositary Accounts, Lock-Boxes and Lock-Box Accounts, including fees, costs and expenses of legal counsel for the Agent and each Purchaser Agent relating to any of the foregoing or to advising the Agent, any Purchaser Agent and any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Agent, each Purchaser Agent, each Purchaser and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse the Agent, each Purchaser Agent and each Purchaser for the cost of the Agent's or such Purchaser's auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller. The Seller shall reimburse each Conduit Purchaser for any amounts such Conduit Purchaser must pay to any Funding Source pursuant to any Funding Agreement on account of any Tax. The Seller shall reimburse each Conduit Purchaser on demand for all other costs and expenses incurred by such Purchaser or any shareholder of a Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including the cost of auditing a Conduit Purchaser's books by certified public accountants, the cost of the Ratings and the fees and out-of-pocket expenses of counsel of the Agent, each Purchaser Agent, each other member of a Purchaser Group, each Conduit Purchaser or any shareholder, or administrator, of such Conduit Purchaser for advice relating to such Conduit Purchaser's operation.

            Section 6.4.            Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, each Purchaser Agent and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that the Purchaser, Purchaser Agent or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, any Purchaser Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent, such Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser, Purchaser Agent or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

            (b)            Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or 8-WECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

            Section 6.5.            Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent manifest error. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group), for the account of such Person, the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

Article VII
Conditions Precedent

            Section 7.1.            Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. All fees payable to the Agent, the Purchaser Agents or any Purchaser shall have been paid on or before such date, and on or before such date, the Seller, and/or the Collection Agent shall deliver to the Agent and each Purchaser Agent the following documents in form, substance and quantity acceptable to the Agent and each Purchaser Agent, as applicable:

            (a)            A certificate of the Secretary of each of the Seller and each Bergen Entity certifying (i) the resolutions of the Seller's and each Bergen Entity's board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller's or any Bergen Entity's behalf a Transaction Document (on which certificate the Agent, each Purchaser Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller's and each other Bergen Entity's certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller's and each other Bergen Entity's by-laws and (v)  good standing certificates issued by the Secretaries of State of each jurisdiction where the Seller has operations or any other Bergen Entity has material operations.

            (b)            All instruments and other documents required, or deemed desirable by the Agent or any Purchaser Agent, to perfect the first priority interest of the Agent (on behalf of the Purchaser Agents and the Purchasers) in the Receivables and the other Seller Collateral, including Collections, the Purchase Agreement, the Lock-Box Accounts and Depositary Accounts in all appropriate jurisdictions.

            (c)            UCC search reports from all jurisdictions the Agent or any Purchaser Agent requests.

            (d)            Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) Lock-Box Letters and Depositary Account Letters for each Lock-Box Account and each Depositary Account, (iii) a compliance certificate in the form of Exhibit H covering the period ended January 31, 2000, (iv) a Periodic Report covering the month of January, 2000 and (v) each Transaction Document.

            (e)            Favorable opinions of counsel to the Seller and each Bergen Entity covering such matters as the Agent, any Conduit Purchaser or any Purchaser Agent may request.

            (f)            Such other approvals, opinions or documents as the Agent or any Conduit Purchaser may request.

            (g)            All legal matters related to the Purchase are satisfactory to the Purchasers.

            Section 7.2.            Conditions to Each Purchase. The obligation of each Committed Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller's representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

            (a)            no Potential Termination Event (or in the case of a Reinvestment Purchase, a Termination Event) shall then exist or shall occur as a result of the Purchase;

            (b)            the Termination Date has not occurred;

            (c)            after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;

            (d)            the representations and warranties of Seller, the Originator and the Collection Agent contained herein or in any other Transaction Document are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date);

            (e)            each of the Seller and each other Bergen Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Article V); and

            (f)            the Originator has not given any notice terminating its purchase of Receivables pursuant to the Purchase Agreement.

Nothing in this Section 7.2 limits the obligations of each Related Bank Purchaser, each Liquidity Bank and each Enhancement Bank to its related Conduit Purchaser

Article VIII
The Agent

            Section 8.1.            Appointment and Authorization. (a) Each Purchaser and each Purchaser Agent hereby irrevocably designates and appoints Wachovia Bank, N.A., as the "Agent" under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser Agent or any Purchaser, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provisions of any Transaction Document or applicable law.

            (b)            Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto or in the related Transfer Supplement (as applicable) as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

            (c)            Except as otherwise specifically provided in this Agreement, the provisions of this Article VIII are solely for the benefit of the Purchaser Agents, the Agent and the Purchasers, and none of the Seller or any Collection Agent shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article VIII, except that this Article VIII shall not affect any obligations which any Purchaser Agent, the Agent or the Purchaser may have to the Seller or any Collection Agent under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

            (d)            In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Collection Agent or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, any Collection Agent, any other Purchaser, any other Purchaser Agent or the Agent, or any of their respective successors and assigns.

            Section 8.2.            Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

            Section 8.3.            Exculpatory Provisions. None of the Agent, any Purchaser Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person's gross negligence or willful misconduct. The Agent shall not be responsible to any Purchaser Agent, Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any other Bergen Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any other Bergen Entity or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. The Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any other Bergen Entity or any of their Affiliates.

            Section 8.4.            Reliance by Agent. (a) Each Purchaser Agent and the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. Each Purchaser Agent and the Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

            (b)            The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent and Purchaser Agents.

            (c)            Each Purchaser Agent (with the consent of the Agent) shall determine with its Purchaser Groups the number of such Purchasers (each, a "Voting Block"), which shall be required to request or direct such Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent's Purchasers.

            (d)            Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the "Purchaser Agent" in the definition of "Purchaser Agent" hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each initial Purchaser (or, with the consent of all other Purchasers then existing, any other Purchasers) shall have the right to designate a new Purchaser Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Purchaser(s) and the newly designated Purchaser Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Purchaser Agent for such Purchaser under this Agreement. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.

            Section 8.5.            Assumed Payments. Unless a Purchaser Agent shall have received notice from the applicable Purchaser before the date of any Put or of any Incremental Purchase that the applicable Purchaser will not make available to the applicable Purchaser Agent the amount it is scheduled to remit as part of such Put or Incremental Purchase, such Purchaser Agent may assume such Purchaser has made such amount available to the Purchaser Agent when due (an "Assumed Payment") and, in reliance upon such assumption, such Purchaser Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the applicable Purchaser Agent, such Purchaser and the Seller hereby agree to pay the applicable Purchaser Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the applicable Purchaser Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the applicable Purchaser Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

            Section 8.6.            Notice of Termination Events. Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser, Purchaser Agent or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. In the event that the Agent receives such a notice, it shall promptly give notice to each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to its Purchasers, Enhancement Banks and Liquidity Banks. In the event that a Purchaser Agent receives such a notice (other than from the Agent) it shall promptly give notice thereof to the Agent and each of its affiliated Enhancement Banks and Liquidity Banks. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, in the case where there are only two Purchaser Groups and neither Purchaser Group has a majority of the Commitments, either Purchaser Agent except if the proposed action is a waiver of the consequences of the Potential Termination Event, in which case such waiver shall require the consent of the Instructing Group) (or, if otherwise required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers and the Purchaser Agents.

            Section 8.7.            Non-Reliance on Agent, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agent, the Purchaser Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller or any other applicable Bergen Entity, shall be deemed to constitute any representation or warranty by the Agent or Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, their Purchase Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the other Bergen Entities, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning the Seller, any other Bergen Entity or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

            Section 8.8.            Agent and Affiliates. Each of the Agent and the Purchaser Agents and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any other Bergen Entity or any of their Affiliates and Wachovia may exercise or refrain from exercising its rights and powers as if it were not the Agent. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms "Purchaser" and "Purchasers" shall include each of the Purchaser Agents and the Agent in their individual capacities.

            Section 8.9.            Indemnification. Each Purchaser Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any other Bergen Entity and without limiting the obligation of the Seller or any other Bergen Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

            Section 8.10.            Successor Agent. The Agent may, upon at least five (5) days notice to the Seller and each Purchaser and each Purchaser Agent, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

Article IX
Miscellaneous

            Section 9.1.            Termination. Each Purchaser shall cease to be a party hereto when the Termination Date has occurred, each Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser Agent and each Purchaser under Article VI and Section 8.9 shall survive such termination. Upon such termination, the Agent shall promptly after request of the Seller (a) execute and deliver UCC-3 termination statements to the Seller with respect to each UCC-1 financing statement filed in favor of the Agent or any Purchaser in connection with this Agreement, (b) deliver written notice to all Lock-Box Banks and Depositary Banks to remit to the Collection Agent (unless otherwise directed by the Seller) all payments, remittances and other items that have been received by, or are maintained in, any Lock-Box Bank, Lock-Box, Lock-Box Account or Depositary Bank and to follow thereafter all directions of the Collection Agent (unless otherwise directed by the Seller) with respect to the continuance of termination of such Lock-Boxes and Depositary Accounts and (c) promptly deliver to the Collection Agent (unless otherwise directed by the Seller) all Collections and all other funds, records or other property of Seller or the Collection Agent that may come, or have come, into the Agent's or any Purchaser's custody or control.

            Section 9.2.            Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent or such Purchaser Agent's to act on telephone notices of Purchases and Discount Rate and Tranche Period selections from any person the Agent or such Purchaser Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's or such Purchaser Agent's option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly to the Agent or such Purchaser Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent's or such Purchaser Agent's records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent or such Purchaser Agent, the records of the Agent or such Purchaser Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent or such Purchaser Agent, the consent of each Person to which the Agent or such Purchaser Agent is required to forward such notice.

            Section 9.3.            Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent or appropriate Purchaser Agent, as specified herein. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 2:00 p.m. (Atlanta time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to each Purchaser Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

            Section 9.4.            Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

            Section 9.5.            Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

            Section 9.6.            Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof or any other Transaction Document shall be effective unless signed by the Seller and the Instructing Group. In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent or any Purchaser Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Purchasers, (iv) except as provided herein, release, transfer or modify any Committed Purchaser's Purchase Interest or change any Commitment, (v) amend the definition of Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 1.7, 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, Section 7.4 of the Purchase Agreement or any obligation of any Bergen Entity thereunder, (vi) consent to the assignment or transfer by the Seller or the Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Bergen Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent and each affected Purchaser Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent's own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller or the Collection Agent to the Agent (for its own account), any Purchaser Agent or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchasers, the Purchaser Agents and the Agent. If required by the Rating Agencies for the applicable Conduit Purchaser, no material amendment hereof or assignment, termination, resignation or removal hereunder shall be effective unless a statement is obtained from the applicable Rating Agencies that its Rating will not be downgraded, withdrawn or suspended as a result of such amendment assignment, termination, resignation or removal. Furthermore, no amendment or waiver of clause (e) of the definition of Termination Event or clause (f)(vi) of the same definition shall be effective unless approved by the applicable Rating Agencies.

            Section 9.7.            Waivers. No failure or delay of the Agent, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers the Purchaser Agents and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or related Purchaser Agent at the direction of the Purchaser entitled thereto.

            Section 9.8.            Successors and Assigns; Participations; Assignments.

            (a)            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent, the Purchaser Agents and the Purchasers.

            (b)            Participations. Any Purchaser may sell to one or more Persons (each a "Participant") participating interests in the interests of such Purchaser hereunder and under the applicable Transfer Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser's rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder and under the applicable Transfer Agreement, which right of setoff is subject to such Participant's obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser's right to agree to any amendment hereto or to the applicable Transfer Agreement, except amendments described in clause (a) of Section 9.6.

            (c)            Assignments by Committed Purchasers. Any Committed Purchaser may assign to one or more Persons ("Purchasing Committed Purchasers"), acceptable to the applicable Purchaser Agent in its sole discretion and, prior to the occurrence of a Termination Event, subject to the prior written consent of the Seller (which consent will not be unreasonably withheld) any portion of its Commitment as a Committed Purchaser hereunder and under the applicable Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to the applicable Transfer Agreement (a "Transfer Supplement") in form satisfactory to the applicable Purchaser Agent executed by each such Purchasing Committed Purchaser, such selling Committed Purchaser and the applicable Purchaser Agent. Any such assignment by a Committed Purchaser must be for an amount of at least Ten Million Dollars. Each Purchasing Committed Purchaser shall pay a fee of Three Thousand Dollars to the applicable Purchaser Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Committed Purchaser Investment and its Commitment as a Committed Purchaser hereunder and under any applicable Transfer Agreement. Upon the execution and delivery to the applicable Purchaser Agent of the Transfer Supplement and payment by the Purchasing Committed Purchaser to the selling Committed Purchaser of the agreed purchase price, such selling Committed Purchaser shall be released from its future obligations hereunder and under the applicable Transfer Agreement to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto and to the applicable Transfer Agreement with a Commitment as a Committed Purchaser, any Investment and any related Assigned Conduit Purchaser Settlement described in the Transfer Supplement.

            (d)            Replaceable Related Bank Purchaser. If any Related Bank Purchaser (a "Replaceable Purchaser") shall (i) petition the Seller for any amounts under Section 6.2 or (ii) have a short-term debt rating lower than the "A-1" by S&P and "P-1" by Moody's (unless such Related Bank Purchaser is also an Enhancement Bank), the Seller or applicable Conduit Purchaser may designate a replacement financial institution (a "Replacement Related Bank Purchaser") acceptable to the applicable Purchaser Agent and the applicable Conduit Purchaser, in its sole discretion and, prior to the occurrence of a Termination Event, subject to the prior written consent of the Seller (which consent will not be unreasonably withheld) to which such Replaceable Related Bank Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Conduit Purchaser Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Commitment hereunder and under the applicable Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Conduit Purchaser Settlement, to the Replacement Related Bank Purchaser in accordance with Section 9.8(c).

            (e)            Assignment by Conduit Purchasers. With the prior written consent of the Seller (not to be unreasonably withheld), each other party hereto agrees and consents (i) to each Conduit Purchaser's assignment, participation, grant of security interests in or other transfers of any portion of not less than $25,000,000 of, or any of its beneficial interest in, the Purchase Interest and the related Assigned Conduit Purchaser Settlement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to any Person reasonably acceptable to the Seller, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder. Each Conduit Purchaser shall promptly notify each party hereto of any such assignment. Each party hereto (including without limitation the Seller) hereby consents to the assumption by Redwood of the obligations of GECC as Conduit Purchaser hereunder and the assignment to Redwood by GECC of such of GECC's rights as a Conduit Purchaser hereunder as shall be determined by GECC and Redwood. Upon each such assignment of any portion of a Conduit Purchaser's Purchase Interest and the related Assigned Conduit Purchaser Settlement, the assignee shall have all of the rights of such Conduit Purchaser hereunder related to such Purchase Interest and related Assigned Conduit Purchaser Settlement.

            (f)            Opinions of Counsel. If required by any Purchaser Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as such Purchaser Agent may reasonably request.

            Section 9.9.            Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the "Intended Tax Characterization"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization. As provided in Section 5.1(g), the Seller hereby grants to the Agent, for the ratable benefit of the Purchaser Agents and the Purchasers, a security interest in all Receivables and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.

            Section 9.10.            Confidentiality. The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (iii) any rating agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent, any Purchaser Agent or any Purchaser which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement, (v) any Conduit Purchaser's administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vi)  Governmental Authorities with appropriate jurisdiction. Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person's possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person's obligations hereunder).

            Section 9.11.            Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for any Conduit Purchaser, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Purchaser to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against any Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser.

            Section 9.12.            Excess Funds. Other than amounts payable under Section 9.4, such Conduit Purchaser shall be required to make payment of the amounts required to be paid pursuant hereto only if such Conduit Purchaser has Excess Funds (as defined below). If a Conduit Purchaser does not have Excess Funds, the excess of the amount due hereunder (other than pursuant to Section 9.4) over the amount paid shall not constitute a "claim" (as defined in Section 101(5) of the Federal Bankruptcy Code) against such Conduit Purchaser until such time as such Conduit Purchaser has Excess Funds. If a Conduit Purchaser does not have sufficient Excess Funds to make any payment due hereunder (other than pursuant to Section 9.4), then such Conduit Purchaser may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "Excess Funds" means the excess of (a) the aggregate projected value of a Conduit Purchaser assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of such Conduit Purchaser for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of such Conduit Purchaser for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by such Conduit Purchaser to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of such Conduit Purchaser then due and payable, but the amount of any liability, indebtedness or obligation of such Conduit Purchaser shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.

            Section 9.13.            No Recourse. The obligations of each Conduit Purchaser, its management company, its administrator and its referral agents (each a "Program Administrator" ) under any Transaction Document or other document (each, a "Program Document") to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

            Section 9.14.            Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

            Section 9.15.            Cumulative Rights and Severability. All rights and remedies of the Purchasers, Purchaser Agents and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

            Section 9.16.            Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York. The Seller hereby submits to the nonexclusive jurisdiction of the united states district court for the southern district of new york and of any new york state court sitting in new york, new york for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.16 shall affect the right of the Agent, any Purchaser Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

            Section 9.17.            Waiver of Trial by Jury. To the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any transaction document or any matter arising thereunder.

            Section 9.18.            Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

            In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

Wachovia Bank, N.A., as the Related Bank Purchaser
for Blue Ridge, as the Blue Ridge Purchaser Agent
and as the Agent

By

            Title

Address:            191 Peachtree Street, N.E., Mail Stop GA-423
                         Atlanta, Georgia 30303
                         Attn: Elizabeth K. Wagner, Asset-Backed Finance
Telephone:          (404) 332-1398

Telecopy:            (404) 332-5152

Blue Ridge Asset Funding Corporation, as
a Conduit Purchaser
By:            Wachovia Bank, N.A.,

as attorney-in-fact

BY:

            Title

Address:            c/o Wachovia Bank, N.A.
                        191 Peachtree Street, N.E.
                        Atlanta, Georgia 30303
                        Attn: Brian Mellone
                        Telephone: (404) 332-4019
                        Facsimile: (404) 332-5152

The Bank of Nova Scotia, as the Related Bank Purchaser for Liberty Street, and as the Liberty Street Purchaser Agent

By:
            Title:
            Address:     One Liberty Plaza
                              26th Floor
                              New York, New York 10006
                              Attn: Herman Santiago
            Telephone: (212) 225-5070
            Telecopy: (212) 225-5274

Liberty Street Funding Corp., as a Conduit Purchaser

By:
            Title:
            Address:     Global Securitization Services, L.L.C.
                              West 43rd Street, Suite 704
                              New York, New York 10036
                              Attn: Andrew L. Stidd
            Telephone: (212) 302-8330
            Telecopy: (212) 302-8767

General Electric Capital Corporation, as the Related Bank Purchaser for GECC and as the GECC Purchaser Agent

By:
            Title:
            Address:     201 High Ridge Road
                              Stamford, Connecticut 06927
                              Attn: Vice President
                              Portfolio/Bergen Brunswig
            Telephone: (203) 316-7607
            Telecopy: (203) 316-7821

With Copies to:

            Address:     General Electric Capital
                              Corporation
                              3001 Summer Street, 2nd Floor
                              Stamford, Connecticut 06927
            Telephone: (203) 961-5488
            Telecopy: (203) 961-2953

            Address:     Address: Sidley & Austin
                              555 West Fifth Street
                              Los Angeles, California 90013
                              Attn: Edward D. (Tod) Eddy,
                                                      III, Esq.
            Telephone: (213) 896-6619
            Telecopy: (213) 896-6600

General Electric Capital Corporation, as a Conduit Purchaser

By:

Title:

Blue Hill, Inc.,
            as Seller

By:
          Title

Address:            c/o Bergen Brunswig Corporation
                        4000 Metropolitan Drive
                        Orange, California 92868
                        Attn:

Telephone:            (714) 385-4263

Telecopy:            (714) 385-8888

Bergen Brunswig Drug Company
as Initial Collection Agent

By:
          Title

Address:            c/o Bergen Brunswig Corporation
                        4000 Metropolitan Drive
                        Orange, California 92868
                        Attn:

Telephone:            (714) 385-4263

Telecopy:            (714) 385-8888

Schedule I
Definitions

The following terms have the meanings set forth, or referred to, below:

"Adjusted Dilution Ratio" means, at any time, the average of the Dilution Ratio for each of the 12 most recently completed calendar months.

"Adverse Claim" means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.

"Affiliate" means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

"Agent" is defined in the first paragraph hereof.

"Aggregate Commitment" means the aggregate of all Commitments of each Purchaser Group, as such amount may be reduced pursuant to Section 1.6.

"Aggregate Investment" means the sum of the Investments of all Purchasers.

"Aggregate Reserve" means, at any time at which such amount is calculated, the greater of (a) the sum of the Loss Reserve, Dilution Reserve and Discount Reserve and (b) the Required Reserve Floor.

"Agreement" is defined in the first paragraph hereof.

"Applicable Margins" refers to each such term as defined in each of the Credit Agreements, as such term may be amended in either Credit Agreement from time to time; provided, if both the Credit Agreements shall be terminated, then the term "Applicable Margin" shall have the same meaning such term had in the Credit Agreement most recently terminated immediately prior to such termination.

"Assigned Conduit Purchaser Settlement" means, for each Related Bank Purchaser for a Conduit Purchaser for any Put, the product of such Related Bank Purchaser's Purchased Percentage and the amount of the Conduit Purchaser Settlement being transferred pursuant to such Put.

"Bankruptcy Event" means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action.

"Bergen Entity" means the Parent and the Originator.

"Blue Ridge" is defined in the first paragraph hereof.

"Blue Ridge Committed Purchasers" means the Related Bank Purchasers for Blue Ridge.

"Blue Ridge Purchaser Agent" means Wachovia Bank, N.A.

"Blue Ridge Purchaser Group" means Blue Ridge and the Blue Ridge Committed Purchasers.

"Business Day" means any day other than (a) a Saturday, Sunday or other day on which banks in New York City, New York or Atlanta, Georgia are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

"Charge-Off" means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.

"Collection" means any amount paid, or deemed paid, on a Receivable or by the Seller as a Deemed Collection under Section  1.5(b).

"Collection Agent" is defined in Section  3.1(a).

"Collection Agent Fee" is defined in Section  3.6.

"Collection Agent Replacement Event" means the occurrence of any one or more of the following:

      (a)     the Collection Agent (or any sub-collection agent) fails to observe or perform any material term, covenant or agreement under any Transaction Document and such failure continues after any applicable notice or cure period;

      (b)      any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made;

      (c)      the Collection Agent suffers a Bankruptcy Event;

      (d)      an "Event of Default" shall have occurred and is continuing under either Credit Agreement; or

      (e)      for purposes of the use of the term "Collection Agent Replacement Event" in the Lock Box Letters and Depository Account Letters only, a Termination Event has occurred or is continuing.

"Commitment" means, in the case of each Committed Purchaser, the amount set forth opposite the name of such Committed Purchaser on Schedule II, and, in the case of each Purchaser Group, the amount set forth opposite the name of such Purchaser Group on Schedule II, in each case, as adjusted in accordance with Sections 1.6 and 9.8.

"Commitment Percentage" means, for each Related Bank Purchaser in a Purchaser Group, such Related Bank Purchaser's Commitment divided by the total of all Commitments of all Related Bank Purchasers in such Purchaser Group.

"Committed Purchasers" means all of the Related Bank Purchasers.

"Concentration Limit" means, with respect to any Obligor, the percentage of the Eligible Receivable Balance set forth in the table below based upon the short-term unsecured debt rating (or, in the absence of such rating, the equivalent long-term unsecured senior debt rating) currently assigned to them by S&P and Moody's (and, if such Obligor is rated by both agencies and has a split rating (except for an A-1+/P-1 rating), the applicable rating will be the lower of the two) (or, if larger, the Special Limit applicable to such Obligor):

S&P Rating	Moody's Rating	Allowable % of Eligible Receivables
A-1+	P-1	10%
A-1	P-1	8%
A-2	P-2	6%
A-3	P-3	3%
Below A-3 or Not Rated by either S&P or Moody's	Below P-3 or Not Rated by either S&P or Moody's	2%

If an Obligor has neither a long-term unsecured debt rating nor a short-term unsecured debt rating by either S&P or Moody's, that Obligor's Concentration Limit will be 2% of the Eligible Receivables Balance.

"Conduit Purchaser" means each of Blue Ridge, Liberty Street, GECC (or Redwood) and any other Person designated as such that from time to time becomes a party hereto.

"Conduit Purchaser Investment Percentage" means a fraction, expressed as a decimal, obtained by dividing the Investment of a Conduit Purchaser by the Investment of all Purchasers.

"Conduit Purchaser Settlement" means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to a Conduit Purchaser (or owed to the Agent or Purchaser Agent or the Collection Agent for the benefit of a Conduit Purchaser) by the Seller that, if paid, would be applied to reduce Investment.

"Coverage Ratio" means, as of any time, (a) the sum of the Aggregate Investment plus Aggregate Reserve divided by (b) the Net Receivables Balance.

"CP Dealer" means, at any time for any Conduit Purchaser, each Person such Conduit Purchaser then engages as a placement agent or commercial paper dealer.

"CP Discount" means, (i) with respect to Blue Ridge, the difference between (x) the Face Amount of any commercial paper note of Blue Ridge and (y) the proceeds received by the Purchaser with respect to such commercial paper note and (ii) with respect to any other Conduit Purchaser, the amount specified in the Rate Supplement for the relevant Purchaser Group.

"CP Rate" means (a) for the Blue Ridge Purchaser Group, CP Rate means, with respect to any CP Tranche Period applicable to the Blue Ridge Purchaser Group, the rate equivalent to the rate (or if more than one rate, the weighted average of the rates) at which commercial paper notes having a term equal to such CP Tranche Period are sold plus the amount of any placement agent or commercial paper dealer fees incurred in connection with such sale; provided, however, if the rate (or rates) is a discounted rate (or rates), the "CP Rate" for such CP Tranche Period shall be the rate (or, if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate and (b) for any other Conduit Purchaser, the rate designated as such in the Rate Supplement for the relevant Purchaser Group.

"Credit Agreement Margin" means the higher of the Applicable Margins.

"Credit Agreements" means, collectively, that certain (i) Amended and Restated Credit Agreement dated as of September 30, 1994 by and among the Originator and the Parent, as Borrowers, certain financial institutions, as the Lenders, and Bank of America, N.A. ("BofA"), as Agent for the Lenders, as has been amended and as may be amended, restated, substituted or replaced from time to time, and (ii) Credit Agreement dated as of April 23, 1999 by and among the Originator and the Parent, as Borrowers, certain financial institutions named therein, as the Lenders, BofA, as Administrative Agent, Chase Securities Inc., as Syndication Agent and Wachovia, as Documentation Agent as has been amended and as may be amended, restated, substituted or replaced from time to time.

"Credit and Collection Policy" means the Seller's credit and collection policy and practices relating to Receivables attached hereto as Exhibit I.

"Debt" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations, (f) all obligations of such person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA, (i) all guaranteed indebtedness of such Person, and (j) all indebtedness referred to in clauses  (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

"Deemed Collections" is defined in Section  1.5(c).

"Default Proxy Ratio" means, a fraction (expressed as a percentage), for any calendar month (the "Measurement Month"), the numerator of which is the aggregate outstanding balance as of the end of such Measurement Month of all Defaulted Receivables less than 90 days past the due date plus the aggregate outstanding balance as of the end of such Measurement Month of all Receivables less than 61 days past due that have been Charge-Offs and the denominator of which is the amount of sales generated during the month that ended three months prior to the last day of such Measurement Month.

"Default Ratio" means the ratio (expressed as a percentage) for any calendar month of (a) the sum of the outstanding balance of all Defaulted Receivables at the end of the most recently completed calendar month to (b) the outstanding balance of all Receivables at the end of such calendar month.

"Defaulted Receivable" means any Receivable (a)  on which any amount is unpaid more than 60 days past its original due date or (b) the Obligor on which has suffered a Bankruptcy Event.

"Delinquency Ratio" means, the ratio (expressed as a percentage), for any calendar month of (a) the aggregate outstanding balance of all Delinquent Receivables as of the end of the most recently completed three calendar month period to (b) the sum of the aggregate outstanding balance of all Receivables as of the end of such period.

"Delinquent Receivable" means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than 30 days past its original due date.

"Depositary Account" means each account maintained by the Collection Agent at a Depositary Bank for the purpose of receiving or concentrating Collections, which account shall be maintained in the name of the Seller.

"Depositary Account Agreement" means each agreement between the Collection Agent and a Depositary Bank concerning a Depositary Account.

"Depositary Account Letter" means a letter in substantially the form of Exhibit G-2 (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Depositary Bank, acknowledged and accepted by such Depositary Bank and the Agent.

"Depositary Bank" means each bank listed as such on Exhibit F as revised pursuant to Section 5.1(i).

"Designated Financial Officer" means the chief financial officer of the Seller or the other relevant Bergen Entity, as applicable.

"Dilution Horizon Ratio" means, as of any date, an amount calculated by dividing the aggregate sales of the Originator for the most recent calendar month by the aggregate outstanding balance of the Net Receivables Balance as of the last day of the most recent calendar month.

"Dilution Ratio" means, as of any date, an amount (expressed as a percentage) equal to a fraction, (i) the numerator of which is the aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.5(b) hereof during the previous calendar month, and (ii) the denominator of which is the amount of sales generated by the Originator during the previous calendar month.

"Dilution Reserve" means, at any time, the product of (a) the greater of (i) 6%, and (ii) three times the highest Dilution Ratio (expressed as a decimal) as of the last day of each of the most recently completed twelve full calendar months for which a Periodic Report is required to have been delivered and (iii) an amount (expressed as a percentage) equal to the product of (A) the sum of (I) 2 times the Adjusted Dilution Ratio and (II) the Dilution Volatility Component and (B) the Dilution Horizon Ratio multiplied by (b) the Net Receivables Balance at such time.

"Dilution Volatility Component" means an amount (expressed as a percentage) equal to the product of (a) the difference between (i) the highest three-month rolling average Dilution Ratio over the past 12 months and (ii) the Adjusted Dilution Ratio and (b) a fraction, the numerator of which is the highest three-month rolling average Dilution Ratio during the past 12 months and the denominator of which is the Adjusted Dilution Ratio.

"Discount" means, for any Tranche Period for any Purchaser Group, (a) the product of (i) the Discount Rate for that Purchaser Group for such Tranche Period, (ii) the total amount of Investment allocated by the Purchaser Agent to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

"Discount Rate" means, (i) for any Tranche Period relating to a CP Tranche, the CP Rate applicable thereto, (ii) for any Tranche Period relating to a Eurodollar Tranche, the Eurodollar Rate applicable thereto and (iii) for any Tranche Period relating to a Prime Tranche, the Prime Rate applicable thereto.

"Discount Reserve" means, at any time, the product of (a) 1.5 multiplied by (b) the rate announced by Wachovia as its "Prime Rate " (which may not be its best or lowest rate) plus 2.00% multiplied by (c) Aggregate Investment multiplied by (d) a fraction, the numerator of which is the higher of (i) 30 and (ii) the average of the Turnover Ratios calculated for the most recent three calendar months for which Periodic Reports were required to be delivered and the denominator of which is 360.

"Dollar" and "$" means lawful currency of the United States of America.

"Downgrade Trigger" means the downgrading of the Parent's long-term unsecured, unsubordinated indebtedness to BB- by S&P or to Ba3 by Moody's.

"Early Payment Fee" means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Committed Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the "Prepaid Amount"), the cost to the relevant Purchaser of terminating or reducing such Tranche, which shall be specified in the applicable Rate Supplement for that Purchaser or otherwise (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to a Conduit Purchaser, on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

"Eligible Receivable" means, at any time, any Receivable:

      (i)      the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in, the USA; (b) is not an Affiliate of any of the parties hereto or the Originator; (c) is not a government or a governmental subdivision or agency; and (d) has not suffered a Bankruptcy Event;

      (ii)      which is stated to be due and payable within 30 days after the original statement date therefor;

      (iii)      which is not a Defaulted Receivable or a Charge-Off;

      (iv)      which is an "account" or "chattel paper" within the meaning of Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;

      (v)      which is denominated and payable only in Dollars in the USA;

      (vi)      which arises under a contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

      (vii)      which arises under a contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies and (b) does not require the Obligor under such contract to consent to the transfer, sale or assignment of any receivable or right to payment arising under such contract;

      (viii)      which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

      (ix)      which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the Originator's business from the sale of goods or provision of services to a related Obligor solely by the Originator;

      (x)      which does not constitute an interest in or claim in or under any policy of insurance pursuant to 9-104(g) of the UCC;

      (xi)      for all Obligors with Special Limits and for each of the ten Obligors with the largest Outstanding balances of Receivables, not more than 25% of the aggregate outstanding balance of all Receivables of such Obligor of which are Defaulted Receivables; and

      (xii)      which is purchased by or contributed to the Seller pursuant to the Purchase Agreement.

"Eligible Receivables Balance" means, at any time, the aggregate outstanding principal balance of all Eligible Receivables.

"Enhancement Bank" means any Person providing credit support to a Purchaser for such Purchaser's account, including pursuant to an unfunded commitment.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

"ERISA Affiliate" shall mean, with respect to the Originator, any trade or business (whether or not incorporated) that, together with the Originator, are treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC.

"Eurodollar Rate" means for any Committed Purchaser, for any Tranche Period for a Eurodollar Tranche, the rate specified in the applicable Rate Supplement for that Purchaser or otherwise the sum of (a) LIBOR for such Tranche Period divided by 1 minus the "Reserve Requirement" plus (b) the sum of 0.60% and the Credit Agreement Margin plus the additional margin, if any, provided for in the Fee Letter, plus (c) during the pendency of a Termination Event, 2.00%; where "Reserve Requirement" means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on "eurocurrency liabilities" as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

"Excluded Taxes" means and includes any of the following Taxes: (a) any Taxes imposed by any jurisdiction in which a Person is organized, does business or maintains a permanent establishment solely by virtue of such organization, business or maintenance of a permanent establishment, (b) any Taxes on, or measured by, the overall net income of a Person; (c) any Taxes that would not be imposed if a Person were a "United States person" as defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended and (d) any withholding taxes, to the extent that the relevant Person is eligible to claim a reduction in or exclusion from such withholding taxes under applicable statute or tax treaties in effect at the time such withholding taxes are imposed.

"Face Amount" means the face amount of any commercial paper issued by a Conduit Purchaser on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

"Federal Funds Rate" means for any day the greater of (i) the highest rate per annum as determined by any Purchaser Agent at which overnight Federal funds are offered to such Purchaser Agent for such day by major banks in the interbank market, and (ii) if any Purchaser Agent is borrowing overnight funds from a Federal Reserve Bank that day, the highest rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by a Purchaser Agent shall be conclusive and binding on the Seller except in the case of manifest error and shall be reported to the Agent.

"Fee Letter" means, for each Purchaser Group the letter agreement dated as of the date hereof among the Seller and the Purchaser Agent for the applicable Purchaser Group.

"Funding Agreement" means any agreement or instrument executed by a Purchaser and executed by or in favor of any Funding Source or executed by any Funding Source at the request of a Purchaser.

"Funding Source" means any Enhancement Bank, Liquidity Bank or other insurance company, bank or other financial institution providing liquidity, back-up purchase or credit for any Conduit Purchaser.

"GAAP" means generally accepted accounting principles in the USA, applied on a consistent basis.

"GECC" is defined in the first paragraph hereof.

"GECC Committed Purchasers" means the Related Bank Purchasers for GECC.

"GECC Conduit Purchaser" means GECC as initial Conduit Purchaser and its assigns (including without limitation Redwood Receivables Corporation).

"GECC Purchaser Agent" mean GECC, as agent for the GECC Purchaser Group.

"GECC Purchaser Group" means the GECC Conduit Purchaser, the GECC Committed Purchasers and their related Liquidity Banks and Enhancement Banks.

"Governmental Authority" means any (a)  Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

"Incremental Purchase" is defined in Section 1.1(b).

"Initial Collection Agent" is defined in the first paragraph hereof.

"Instructing Group" means all Purchaser Agents representing all of the Purchaser Groups.

"Intended Tax Characterization" is defined in Section 9.9.

"Interim Liquidation" means any time before the Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

"Investment" means, for each Purchaser, (a)  the sum of (i) all Incremental Purchases by such Purchaser and (ii)  the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser and applied by such other Purchaser to acquire Investment from such other Purchaser minus (b) all Collections, amounts received from other Purchasers and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser's Investment. A Purchaser's Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

"IRC" means the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder.

"IRS" means the Internal Revenue Service.

"Liberty Street" is defined in the first paragraph hereof.

"Liberty Street Committed Purchasers" means the Related Bank Purchasers for Liberty Street.

"Liberty Street Purchaser Agent" means The Bank of Nova Scotia.

"Liberty Street Purchaser Group" means Liberty Street and the Liberty Street Committed Purchasers.

"LIBOR" means, with respect to any Committed Purchaser, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers' Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period. If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Purchaser Agent for such Committed Purchaser at least three Business Days before the commencement of the period for which it is to be determined), such Purchaser Agent shall determine such rate based on the rates such Purchaser Agent is offered deposits of such duration in the London interbank market.

"Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

"Liquidation Period" means, for a Conduit Purchaser, all times when such Conduit Purchaser is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Termination Date.

"Liquidity Bank" means any commercial lending institution that is at any time a Purchaser or purchaser under any Transfer Agreement.

"Lock-Box" means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).

"Lock-Box Account" means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections, which account shall be maintained in the name of the Seller.

"Lock-Box Agreement" means each agreement between the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.

"Lock-Box Bank" means each bank listed as such on Exhibit F, as revised pursuant to Section 5.1(i).

"Lock-Box Letter" means a letter in substantially the form of Exhibit G-1 (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

"Loss Horizon Ratio" means, at any time, a fraction (expressed as a ratio) the numerator of which is the aggregate outstanding balance of Receivables generated by the Originator during the most recent three month period and the denominator of which is the Net Receivables Balance as of the last day of such period.

"Loss Reserve" means, at any time, the product of (i) the greater of (a) 10% and (b) two times the product of the highest average Default Proxy Ratio for any consecutive three month period ended during the previous 12 months multiplied by the Loss Horizon Ratio calculated at the end of such period multiplied by (ii) the Net Receivables Balance at such time.

"Loss-to-Liquidation Ratio" means, for any calendar month, the ratio (expressed as a percentage) of the outstanding balance of Charge-Offs made during the most recent three calendar month period to the aggregate amount of Collections during such three month period.

"Material Adverse Effect" means a material adverse effect on the collectibility of the Receivables, taken as a whole, or the Seller's or any other Bergen Entity's financial condition, business, operations or prospects or ability to perform its obligations under any Transaction Document.

"Matured Aggregate Investment" means, at any time, the Matured Value of all Conduit Purchasers' Investments plus the total Investments of all other Purchasers then outstanding.

"Matured Value" means, of any Investment, the sum of such Investment and all unpaid Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

"Maximum Incremental Purchase Amount" means, at any time, the lesser of (a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

"Moody's" means Moody's Investors Service, Inc.

"Net Receivables Balance" means the Eligible Balance less the amount by which the Eligible Receivables Balance exceeds the Concentration Limits for all Obligors.

"Obligor" means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

"Originator" means Bergen Brunswig Drug Company, a California corporation.

"Parent" means Bergen Brunswig Corporation, a New Jersey corporation.

"PBGC" means Pension Benefit Guaranty Corporation.

"Periodic Report" is defined in Section 3.3.

"Pension Plan" shall mean a Plan described in Section 3(2) of ERISA.

"Permitted Investments" shall mean (a)  evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1 (and without the "r" symbol attached to any such rating) by S&P and P-1 by Moody's or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any "r" symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody's.

"Person" means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

"Plan" shall mean, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that the Originator or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Originator or ERISA Affiliate.

"Potential Termination Event" means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

"Pricing Letter" means the (i) for the Blue Ridge Purchaser Group letter agreement dated as of the date hereof among the Liquidity Banks for Blue Ridge, the Blue Ridge Purchaser Agent and the Seller and (ii) for any other Purchaser Group, a letter agreement among the Liquidity Banks for such Purchaser Group, its Purchaser Agent and the Seller.

"Prime Rate" means, for any period for any Purchaser Group, the rate specified in the Rate Supplement for that Purchaser Group or, if no such rate is specified, the daily average during such period of (a) the greater of (i)(x) for the Blue Ridge Purchaser Group, that interest rate denominated and set by Wachovia as its "Prime Rate" from time to time as an interest rate basis for borrowings, and (y) for any other Purchaser Group, the rate set forth as its Purchaser Agents "prime rate" or equivalent in such Purchaser Group's Rate Supplement, plus in the case of either (x) or (y) 0.60% per annum, and (ii) the Federal Funds Rate plus 0.50% plus (b) during the pendency of a Termination Event, 2.00% per annum. The Prime Rate for the Blue Ridge Purchaser Group is but one of several interest rate basis used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

"Purchase" is defined in Section 1.1(a).

"Purchase Agreement" means the Purchase and Sale Agreement dated as of the date hereof between the Seller and the Originator.

"Purchase Date" is defined in Section 1.1(c).

"Purchase Interest" means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5 or 2.3) at any time the Sold Interest would otherwise exceed 100% each Purchaser then holding any Investment shall have its Purchase Interest reduced by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.

"Purchase Limit" means $350,000,000.

"Purchased Percentage" means, for any Put, for each Committed Purchaser, its Commitment Percentage or such lesser percentage as is necessary to prevent the Purchase Price of such Purchaser from exceeding its Unused Commitment.

"Purchaser Agent" means Blue Ridge Purchaser Agent, the Liberty Street Purchaser Agent, the GECC Purchaser Agent or any other person who becomes a party to this Agreement as a "Purchaser Agent."

"Purchaser Group" means, for each Conduit Purchaser, such Conduit Purchaser, its Related Bank Purchasers, and its related Liquidity Banks and Enhancement Banks (if any).

"Purchaser Reserve Percentage" means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser's outstanding Investment and the denominator of which is the Aggregate Investment.

"Purchasers" means the Conduit Purchasers and the Related Bank Purchasers.

"Put" is defined in Section 2.1(a).

"Ratable Share" means, for each Purchaser Group, such Purchaser Group's aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.

"Rate Supplement" means, for each Purchaser Group that becomes a party hereto after the date hereof, a Rate Supplement among the members of such Purchaser Group, the Seller and the Agent.

"Rating Agency" means, for any Conduit Purchaser, Moody's, S&P and any other rating agency such Conduit Purchaser chooses to rate its commercial paper notes.

"Ratings" means, for any Conduit Purchaser, the ratings by the Rating Agencies of such Conduit Purchase of the indebtedness for borrowed money of such Conduit Purchaser.

"Receivable" means each obligation of an Obligor to pay for merchandise sold or services rendered by the Originator and transferred to the Seller pursuant to the Purchase Agreement and includes the Originator's rights to payment of any interest or finance charges and all proceeds of the foregoing. During any Interim Liquidation and on and after the Termination Date, the term "Receivable" shall only include such receivables existing on the date such Interim Liquidation commenced or Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

"Records" means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor to the extent it relates to such Receivable.

"Redwood" shall mean Redwood Receivables Corporation, a Delaware corporation.

"Reinvestment Purchase" is defined in Section 1.1(b).

"Related Bank Purchasers" means the Persons listed as such (and their respective Purchase Commitments) for each Conduit Purchaser as listed on Schedule II hereto.

"Related Security" means all of the Originator's rights in the merchandise (including returned goods) and contracts relating to the Receivables, all security interests, guaranties and property securing or supporting payment of the Receivables, all Records and all proceeds of the foregoing.

"Required Reserve Floor" means, at any time, the product of (a) 29% and (b) the Net Receivables Balance at such time.

"Reserve Percentage" means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Net Receivables Balance.

"Retiree Welfare Plan" shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

"Seller" is defined in the first paragraph hereof.

"Seller Account" means the Seller's account designated by the Seller to the Agent in writing.

"Seller Collateral" is defined in Section 1.1(e).

"Settlement Date" means (i) the 20th day of each calendar month or (ii) after a Downgrade Trigger, (A) the fifth day of each calendar month commencing with the fifth day of the calendar month that occurs at least 5 Business Days after the occurrence of the Downgrade Trigger with respect to the Settlement Period described in clause (ii) (A) of such definition and (B) the 20th day of each day of each calendar month with respect to the Settlement Period described in clause (ii) (B) of such definition; provided that, in any month in which a Downgrade Trigger does not occur at least 5 Business Days prior to the fifth day of such calendar month, the Settlement Period shall be a full calendar month, or, in each case, if such day is not a Business Day, the next succeeding Business Day.

"Settlement Period" means (i) a calendar month and (ii) if a Downgrade Trigger has occurred (A) the period from the first day of each calendar month to the fifteenth day of each calendar month, and (B) the period from the sixteenth day of each calendar month to the last day of each calendar month.

"Significant Subsidiary" refers to such term as defined in each Credit Agreement, as such term may be amended from time to time; provided, if the Credit Agreements shall be terminated, then the term "Significant Subsidiary" shall have the same meaning such term had immediately prior to such termination.

"Sold Interest" is defined in Section 1.1(a).

"Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Special Limit" means, (i) for National Rx, Inc. ("National Rx"), a wholly owned subsidiary of Merck-Medco Managed Care, Inc., a wholly owned subsidiary of Merck & Co., Inc. ("Merck"), 15% of the Eligible Receivables Balance, provided, however, that such Special Limit shall be automatically deemed revoked (A) at the time, if any, when Merck ceases to have a short-term unsecured senior debt rating of higher than "A-2" from S&P and a short-term unsecured senior debt rating of higher than "P-2" from Moody's or (B) National Rx shall cease at any time to be, directly or indirectly, a wholly owned subsidiary of Merck, (ii) for Longs Drug Stores Corporation ("Longs"), 10% of the Eligible Receivables Balance; provided, however, that such Special Limit shall be automatically deemed revoked at the time, if any, when the sum of Delinquent Receivables and Defaulted Receivables to Longs exceeds 50% of the total outstanding balance of Receivables to Longs, unless in the case of either (i) or (ii), the Agent, at the direction of the Instructing Group, notifies the Seller of a different limit, (iii) for Walgreen Company, 12% of the Eligible Receivables Balance; provided, however, that such Special Limit shall be deemed automatically revoked at any time, if any, when Walgreen Company ceases to have a short-term unsecured senior debt rating of higher than "A-2" from S&P and a short-term unsecured senior debt rating of higher than "P-2" from Moody's, and (iv) such other "Special Limits" as shall be agreed to in writing by the Instructing Group for other Obligors from time to time and approved by the required Rating Agencies. If the Special Limit for National Rx is revoked as indicated in subsection (i)(A) of this definition, the Concentration Limit for National Rx will be based on the Merck short-term unsecured senior debt ratings and the associated Concentration Limits in the table appearing in such definition. If the Special Limit for National Rx is revoked as indicated in subsection (i)(B) of this definition, the Concentration Limit for National Rx will be based on the short-term unsecured senior debt ratings of National Rx and the associated Concentration Limits in the table appearing in such definition. If the Special Limit for any other Obligor is revoked at any time, such Obligor's Concentration Limit will be based on its short-term unsecured senior debt rating per the table appearing in the definition of "Concentration Limit."

"S&P" means Standard & Poor's Ratings Group.

"Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

"Stockholders" shall mean, with respect to any Person, each holder of Stock of such Person.

"Subordinated Note" means each revolving promissory note issued by the Seller to the Originator under the Purchase Agreement.

"Taxes" means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

"Termination Date" means the earliest of (a) the Business Day designated by the Seller with no less than thirty (30) Business Days prior notice to the Agent and each Purchaser Agent, (b) the occurrence of a Termination Event and (c) January 31, 2001.

"Termination Event" means the occurrence of any one or more of the following:

      (a)      any representation, warranty, certification or statement made by the Seller or any other Bergen Entity in, or pursuant to, any Transaction Document is untrue or incorrect in any material respect as of the date when made or deemed made (including pursuant to Section 7.2); or

      (b)      the Collection Agent or any other Bergen Entity fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)) and such failure remains unremedied for more than two Business Days; or

      (c)      the Seller fails to observe or perform any covenant or agreement contained in Sections 5.1(g), 5.1(i) or 5.1(j) of this Agreement or the Originator fails to perform any covenant or agreement in Sections 5.1(g), 5.1(h) or 5.1(i) of the Purchase Agreement; or

      (d)      the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for two Business Days or more after written notice from the Agent to the Seller; or

      (e)      the Seller, any other Bergen Entity or any Significant Subsidiary suffers a Bankruptcy Event; or

      (f)      (i) the Delinquency Ratio exceeds 3.75%, (ii) (a) the Default Ratio exceeds 8.00% or (b) the average of the Default Ratio for any three consecutive calendar months exceeds 6.75%, (iii) the average of the Dilution Ratio for any three consecutive calendar months exceeds 6.0%, (iv) the Loss-to Liquidation Ratio at the end of any calendar month measured for the three month period then ending exceeds 0.5%, (v) the Turnover Ratio exceeds 20 days, or (vi) the Coverage Ratio exceeds 100%; or

      (g)      any Transaction Document fails to be the enforceable obligation of the Seller any Bergen Entity or any Affiliate party thereto; or

      (h)      (i) any Bergen Entity (A) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (B) fails to pay any of its indebtedness (except in aggregate principal amount of less than $25,000,000) or defaults (subject to any applicable grace period) in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof or (ii) a default (subject to any applicable grace period) or termination or similar event occurs under any agreement providing for the sale, transfer or conveyance by the Seller or any Bergen Entity of any of its financial assets;

      (i)      the Parent's long-term unsecured, unsubordinated indebtedness is rated less than BB- by S&P (or such rating is withdrawn or suspended) or less than Ba3 by Moody's (or such rating is withdrawn or suspended);

      (j)      the Parent shall fail to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller and the Originator;

(b)      a Collection Agent Replacement Event has occurred and is continuing;

      (l)      the Initial Collection Agent voluntarily resigns for any reason;

      (m)      a final judgment or judgments for the payment of money in excess of $25,000,000 in the aggregate at any time outstanding shall be rendered against any Bergen Entity or the Collection Agent and the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay;

      (n)      a judgment or order for the payment of money shall be rendered against the Seller and shall have not been vacated or dismissed within 30 days after such judgment or order is entered;

      (o)      any Governmental Authority (including the IRS or the PBGC) shall file notice of Lien with regard to any assets of the Originator (other than a Lien (i) limited by its terms to assets other than Receivables and (ii) not materially adversely affecting the financial condition of the Originator or the Parent's ability to perform as Collection Agent hereunder);

      (p)      any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Seller;

      (q)      Any of the following events shall occur with respect to any Pension Plan:

      (i)      the institution of any steps by the Originator, any of its ERISA Affiliates or any other Person to terminate a Pension Plan if, as a result of such termination, the Originator or any ERISA Affiliate could be required to make a contribution to such Pension Plan, or could reasonably be expected to incur a liability or obligation to such Pension Plan, in excess of $5,000,000 in the aggregate for all such contributions, liabilities and obligations; or

      (ii)      a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;

      (r)      the Seller shall amend its bylaws or its certificate of incorporation without the express prior written consent of the Purchasers and the Agent;

      (s)      except as otherwise expressly provided herein, the Purchase Agreement or any Lock-Box Agreement or Depositary Agreement shall have been modified, amended or terminated without the prior written consent of the Purchasers and the Agent;

      (t)      there shall have occurred any event which materially adversely impairs in the reasonable judgment of the Agent the ability of the Initial Collection Agent to originate Receivables of a credit quality which are at least of the credit quality of the Receivables included in the initial Purchase, or any other event occurs that is reasonably likely to have a Material Adverse Effect; or

      (u)      the Originator shall fail to sell or contribute all of the Receivables to the Seller or, the Seller shall elect not to purchase all of the Originator's Receivables that have not been contributed.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Termination Date, has adjusted the Sold Interest as provided in Section  1.5(c) so that such Receivable is no longer considered to be outstanding.

"Tranche" means a portion of the Investment of a Conduit Purchaser or of the Related Bank Purchasers allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

"Tranche Period" means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not exceed 30 days.

"Transaction Documents" means this Agreement, each Fee Letter, each Pricing Letter, each Rate Supplement, the Purchase Agreement, the Subordinated Note and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

"Transfer Agreement" means (i) the Liquidity Asset Purchase Agreement dated the date hereof among Blue Ridge, Wachovia Bank, N.A., in its capacity as the Blue Ridge Purchaser Agent, administrative agent for Blue Ridge, and as a Liquidity Bank and the other Liquidity Banks from time to time party thereto and (ii) with respect to any other Purchaser Group, a transfer agreement, liquidity asset purchase agreement or other similar agreement identified as its "Transfer Agreement" in the Rate Supplement for such Purchaser Group.

"Transfer Supplement" means an agreement among the parties hereto pursuant to which an existing Purchaser Group adds a new Purchaser.

"Turnover Ratio" means, as of any calendar month, the product (expressed in number of days) of (a) the quotient of (i) the sum of the outstanding balances of all Receivables as of the first day of each of the three most recent calendar months divided by (ii) the sum of Collections during each of the same three months and (b) 30.

"UCC" means, for any state, the Uniform Commercial Code as in effect in such state.

"Unused Commitment" means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

"USA" means the United States of America (including all states and political subdivisions thereof).

"Wachovia" means Wachovia Bank, N.A., in its individual capacity and not in its capacity as Blue Ridge Purchaser Agent.

"Welfare Plan" means a Plan described in Section 3(l) of ERISA.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes. Any reference in this Agreement to any agreement, document, writing or similar instrument shall be deemed to include a reference to any permissible amendment, restatement or other modification thereto.

Schedule II

Related Bank Purchasers and
Purchase Commitments of Related Bank Purchasers
and Purchaser Groups
Conduit Purchaser	Name of Related Bank Purchaser	Commitments of Related Bank Purchasers
Blue Ridge	Wachovia Bank, N.A.	$153,000,000
Liberty Street	The Bank of Nova Scotia	$102,000,000
GECC	General Electric Capital Corporation	$103,000,000

Purchaser Group Commitments
Purchaser Group	Commitment
Blue Ridge Purchaser Group	$153,000,000
Liberty Street Purchaser Group	$102,000,000
GECC Purchaser Group	$103,000,000

Exhibit A
to
Receivables Sale Agreement
Form of Incremental Purchase Request

____________, 200_
_______________________, as Purchaser Agent for the _________ Purchaser Group __________________________________ __________________________________ Attn: _____________________________

Re: Amended and Restated Receivables Sale Agreement dated as of February 29, 2000 (the "Sale Agreement" ), among Blue Hill, Inc., as Seller, Bergen Brunswig Drug Company, as Initial Collection Agent,

Wachovia Bank, N.A., as Agent, the Purchaser Agents from time to time party thereto and the Purchasers thereunder

Ladies and Gentlemen:

The undersigned Seller under the above-referenced Sale Agreement hereby confirms it has requested an Incremental Purchase of $___________ by the Conduit Purchasers under the Sale Agreement. [In the event a Conduit Purchaser is unable or unwilling to make the requested Incremental Purchase, the Seller hereby requests an Incremental Purchase of $____________ by the Related Bank Purchasers for such Conduit Purchaser under the Sale Agreement at the [Eurodollar Rate with a Tranche Period of _______ months.] [Prime Rate]].

Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement. If on the date of this Incremental Purchase Request ("Notice"), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases shall immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

The Seller hereby certifies that both before and after giving effect to [each of] the proposed Incremental Purchase[s] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

Very truly yours,
Blue Hill, Inc.

By
    Title

Schedule I
to
Incremental Purchase Requests

Summary of Information Relating to Proposed Sale(s)

1. Dates, Amounts, Purchaser(s), Proposed Tranche Periods

A1     Date of Notice                                                                                                _________

A2     Measurement Date (the last
          Business Day of the month
          immediately preceding the
          month in which the Date of
          Notice occurs)                                                                                               _________

A3      Proposed Purchase Dates     _________      _________      _________      _________
          (each of which is a
          Business Day)

A4      Respective Proposed
          Incremental Purchase on
          each such Purchase Date      $_________      $_________      $_________      $_________
          (each Incremental                     (A4A)                   (A4B)                 (A4C)                (A4D)
          Purchase must be in a
          minimum amount of
          $1,000,000 and multiples
          thereof, or, if less, an
          amount equal to the
          Maximum Incremental
          Purchase Amount)

A5      Proposed Allocation
          among Purchasers (Pro Rata)
          Conduit Purchasers

Name of
Related Bank
Purchaser $_________      $_________      $_________      $_________

A6      Used Aggregate
          Commitment Amount
          (after such Incremental Purchases)          $_________

Each proposed Purchase Date must be a Business Day and must occur no later than two weeks after the Measurement Date set forth above. The choice of Measurement Date is a risk undertaken by the Seller. If a selected Measurement Date is not the applicable Purchase Date, the Seller's choice and disclosure of such date shall not in any manner diminish or waive the obligation of the Seller to assure the Purchasers that, after giving effect to the proposed Purchase, the actual Sold Interest as of the date of such proposed Purchase does not exceed 100%.

Exhibit B
to
Receivables Sale Agreement

Form of Notification of Assignment from an Uncommitted Conduit
Purchaser to the Applicable Related Bank Purchasers

______________, 2000

Blue Hill, Inc.
4000 Metropolitan Drive
Orange, California 92868

___________________, as the ____________ Purchaser Agent
_____________________________
_____________________________
_____________________________
Attn: ________________________

[Insert Name and Address of each
applicable Related Bank Purchaser]

Re:     Amended and Restated Receivables Sale Agreement dated as of February 29, 1999 (the "Sale Agreement") among Blue Hill, Inc., as Seller,
Wachovia Bank, N.A., as Agent, the Purchaser Agents from time to time party thereto and the Purchasers thereunder

Ladies and Gentlemen:

The Purchaser Agent under the above referenced Sale Agreement hereby notifies each of you that _____________ has notified such Purchaser Agent pursuant to Section 2.2 of the Sale Agreement that it will purchase from its Conduit Purchasers on _________________ (the "Purchase Date") that portion of its Conduit Purchasers' Investments identified on Schedule I hereto (the "Assigned Interest"). As further provided in Section 2.2 of the Sale Agreement, upon payment by ______________ to its Purchaser Agent of the purchase price of such Investments described on Schedule I hereto, effective as of the Purchase Date the assignment by the Conduit Purchasers to ____________ of the Assigned Interest shall be complete and all payments thereon under the Sale Agreement shall be made to ______________.

In accordance with the Sale Agreement, each Conduit Purchaser's acceptance of the portion of the purchase price payable to it described on Schedule  I hereto constitutes its representation and warranty that it is the legal and beneficial owner of the portion of the Assigned Interest related to its Purchase Interest identified on Schedule I free and clear of any Adverse Claim created or granted by it and that on the Purchase Date it is not subject to a Bankruptcy Event.

Very truly yours,

________________________, as ___________ Purchaser Agent

By
     Name
     Title

By
     Name
     Title

Schedule I
to
Notification of Assignment

Dated ______________, ____

I.       Amount of Committed Purchaser Investment Assigned: $________

II.       Information for each Committed Purchaser:
Purchaser	Purchase Interest	Purchase Price*

III.       Information for Seller:

Aggregate amount of purchase price in excess of amount of Investment assigned: $___________.

Exhibit C
Form of Periodic Report

Consolidated Receivables Activity			Current Month

1		Beginning Receivables Balance
2		Plus: New Receivables (Sales)
3		Less: Cash Collections
4		Less: Non-Cash Credits
5		Less: Charge-offs
6		Ending Receivables Balance
7		Less: Ineligible Receivables
8		Less: Dated Balance
9		Eligible Receivables
10		Less: Excess Concentrations [See Schedule I]
11		Net Receivables Balance (NRB)

Consolidated Receivables Agings [See Schedule II]
			Current Month	%

12		Div-Held Notes
13		Dated Balances Not Due Yet
14		Current
15		1-30 Days Past Due
16		31-60 Days Past Due
17		61-90 Days Past Due
18		> 90 Days Past Due
19		Total

Ownership Interest and Reserve Calculations [See Schedule IV]

20		Required Reserve Floor

21		Loss Reserve
22		Discount Reserve
23		Dilution Reserve
24		Aggregate Reserve

25	a.	Net Receivables Balance - Aggregate Reserve [Line 11-24]
25	b.	Program Limit
25	c.	Maximum Advance [Max of 25 a, 25 b]
26		Actual Aggregate Net Investment (ANI)

			Required	Ratio for
Covenant Compliance [See Schedule V]			Covenant Level	Current Month	In Compliance?

27		Delinquency Ratio	less than 3.75%
28		1 Month Default Ratio	less than 8.00%
29		3 Month Default Ratio	less than 6.75%
30		Loss-to-Liquidation Ratio	less than 0.5%
31		Turnover Ratio	less than 20 days
32		Dilution Ratio	less than 6.0%
33		Coverage Ratio	less than 100%
34		Servicer Senior Unsecured Debt Ratings by S&P and Moodys	above BB & Ba2 by S&P/Moody's

By signing below, Bergen Brunswig attests to the accuracy and completeness of the stated information and continues to comply with the covenants, representations and warranties as set forth in the Receivables Sale Agreement dated 12/17/99.

Signed by:
      Title:

Exhibit D
Addresses and Names of Seller and Originator

         1.         Locations. (a) The chief executive office of the Seller and the Originator are located at the following address:

4000 Metropolitan Drive
Orange, California 92868

No such address was different at any time since January 1, 1999.

         (b)         The following are all the locations where the Seller and the Originator directly or through its agents maintain any Records:

                  Same as 1(a) above and the locations listed on Annex I attached to this Exhibit D.

         2.         Names. The following is a list of all other names (including trade names or similar appellations) used by the Originator or any of its divisions or other business units that generate Receivables:

Healthcare Purchasing Agency
Intelligent Drug Information
Impact Distribution Company

The Seller does not use any other names.

         3.         Tax Identification Numbers. The following are the Tax Identification Numbers for the Originator and the Seller:

Originator:                 \95-2574740
Seller:                         33-0883530

Annex I

Records Locations

Exhibit E

Subsidiaries

Choice Medical

BBC Transportation Co.

Bergen Brunswig Realty Services, Inc.

Century Advertising, Inc.

Medical Initiatives, Inc.

Durr-Fillauer Medical, Inc.

The Lash Group, Inc.

Ransdell Surgical, Inc.

Peacock Merger Corp.

K/S Instrument Corp.

LAD Drug Corporation

Los Angeles Drug Corporation

BBC Laboratories

Drug Service, Inc.

The Allen Company

J.M. Blanco, Inc.

Bergen Brunswig Medical Corporation

Bergen Brunswig Drug Company

Durr-Fillauer International, Inc.

Inteplex, Inc.

Bergen Brunswig Specialty Company

Pacific Criticare, Inc.

Sentry Medical Systems, Inc.

Cember, Inc.

Integrated Commercialization Solutions, Inc.

BBC Operating Sub., Inc.

BBC Licensing Sub., Inc.

ASD Specialty Healthcare, Inc.

ASD Hemophilia Management, LLC

ASD Hemophilia Program, LP

OpTX Corporation

MedNet, MPC Corp.

Medi-Mail, Inc.

Medi-Claim, Inc.

Medi-Phar, Inc.

Southwestern Drug Corporation

M.D.P. Properties, Inc.

Home Medical Equipment Health Company

Stadlander Operating Company, LLC

Stadlander Licensing Company, LLC

Stadt Solutions, LLC

Stadlander Drug of California, LP

Blue Hill, Inc.

Green Barn, Inc.

Exhibit F

Lock Boxes, Lock-Box Banks, Depositary Banks and Depositary Accounts

Lock-Box Bank	Lock-Box Number	Lock-Box Account
Wells Fargo Bank		4159268473

Depositary Bank	Depositary Account
Bank of Hawaii	1066293
Bank One	240420358401
Key Bank	359681013504
800003432
Bank of America	3751289465
3750900240
3751449331
3751454656
3751454669
3751454672
103927508
Wells Fargo Bank	4375684628
4375684636
4159665546
4375684685
4159624865
4375684644
4159687425
4159660018
4159268499
4159268481
SunTrust Bank	2362732
8800418041
215201332686
National City Bank	70170272
Bank of Boston	13613052
Wachovia Bank	6267075558
6267077543
Regions Bank	200469661
200469688
First Union National Bank	2083965006568
First America National Bank	9100583725

Exhibit G-1

to Receivables Sale Agreement

Form of Lock Box Letter

[Name of Lock Box Bank]

Ladies and Gentlemen:

Reference is made to the lock-box numbers _______________ and __________ and the associated lock-box demand deposit account number ____________ maintained with you (such lock-boxes and associated lock-box demand deposit account, collectively, the "Accounts"), each in the name of Bergen Brunswig Drug Company ("BBDC"). BBDC hereby confirms it has sold all Receivables (as defined below) to Blue Hill, Inc. (the "Seller").

In connection with the Receivables Sale Agreement, dated as of December 17, 1999 (as amended, supplemented or otherwise modified from time to time, the "Receivables Sale Agreement"), among the Seller, the Initial Collection Agent, Blue Ridge Asset Funding Corporation, as a Conduit Purchaser ("Blue Ridge"), the other Conduit Purchasers from time to time party thereto, the Related Bank Purchasers from time to time party thereto (collectively, the "Purchasers"), Wachovia Bank, N.A., as administrative agent for the Purchasers (the "Agent") and as Blue Ridge Purchaser Agent, the other Purchaser Agents from time to time party thereto and the Related Bank Purchasers from time to time party thereto, the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interest in the accounts, chattel paper, instruments or general intangibles (collectively, the "Receivables") under which payments are or may hereafter be made to the Accounts, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables. As is the customary practice in this type of transaction, we hereby request that you execute this letter agreement. All references herein to "we" and "us" refer to BBDC and the Seller, jointly and severally. Your execution hereof is a condition precedent to our continued maintenance of the Accounts with you.

We hereby transfer exclusive dominion and control of the Accounts to the Agent, subject only to the condition subsequent that the Agent shall have given you notice that a "Collection Agent Replacement Event" has occurred and is continuing under the Receivables Sale Agreement and of its election to assume such dominion and control, which notice shall be in substantially the form attached hereto as Annex A (the "Agent's Notice").

At all times prior to the receipt of the Agent's Notice described above, all payments to be made by you out of, or in connection with the Accounts, are to be made in accordance with the instructions of the Seller or its agent.

We hereby irrevocably instruct you, at all times from and after the date of your receipt of the Agent's Notice as described above, to make all payments to be made by you out of, or in connection with, the Accounts directly to the Agent, at its address set forth below its signature hereto or as the Agent otherwise notifies you, or otherwise in accordance with the instructions of the Agent.

We also hereby notify you that, at all times from and after the date of your receipt of the Agent's Notice as described above, the Agent shall be irrevocably entitled to exercise in our place and stead any and all rights in connection with the Accounts, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Accounts and (b) the right to require preparation of duplicate monthly bank statements on the Accounts for the Agent's audit purposes and mailing of such statements directly to an address specified by the Agent. At all times from and after the date of your receipt of the Agent's Notice, neither we nor any of our affiliates shall be given any access to the Accounts.

The Agent's Notice may be personally served or sent by telex, facsimile or U.S. mail, certified return receipt requested, to the address, telex or facsimile number set forth under your signature to this letter agreement (or to such other address, telex or facsimile number as to which you shall notify the Agent in writing). If the Agent's Notice is given by telex or facsimile, it will be deemed to have been received when the Agent's Notice is sent and the answerback is received (in the case of telex) or receipt is confirmed by telephone or other electronic means (in the case of facsimile). All other notices will be deemed to have been received when actually received or, in the case of personal delivery, delivered.

By executing this letter agreement, you acknowledge the existence of the Agent's right to dominion and control of the Accounts and its ownership of and security interest in the amounts from time to time on deposit therein and agree that from the date hereof the Accounts shall be maintained by you for the benefit of, and amounts from time to time therein held by you as agent for, the Agent on the terms provided herein. The Accounts are to be entitled "Blue Hill, Inc. and Wachovia Bank, N.A., as Agent for the Purchasers" with the subline "Bergen Brunswig Drug Company". Except as otherwise provided in this letter agreement, payments to the Accounts are to be processed in accordance with the standard procedures currently in effect. All service charges and fees in connection with the Accounts shall continue to be payable by us under the arrangements currently in effect.

By executing this letter agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker's lien or other purported form of claim with respect to the accounts or any funds from time to time therein. Except for your right to payment of your service charge and fees and to make deductions for returned items, you shall have no rights in the Accounts or funds therein, except deductions for service charges, fees and returned or misplaced items. To the extent you may ever have any additional rights, you hereby expressly subordinate all such rights to all rights of the Agent.

You may terminate this letter agreement by canceling the Accounts maintained with you, which cancellation and termination shall become effective only upon thirty (30) days prior written notice thereof from you to the Agent in the absence of fraud or abuse. Incoming mail addressed to the Accounts (including, without limitation, any direct funds transfer to the Accounts) received after such cancellation shall be forwarded in accordance with the Agent's instructions. This letter agreement may also be terminated upon written notice to you by the Agent stating that the Receivables Sale Agreement is no longer in effect. Except as otherwise provided in this paragraph, this letter agreement may not be terminated without the prior written consent of the Agent.

This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, us and the Agent of a written instrument so providing. The terms and conditions of any agreement between us and you (a "Lock-Box Service Agreement") (whether now existing or executed hereafter) with respect to the lock-box arrangements, to the extent not inconsistent with this letter agreement, will remain in effect between you and us. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of any such Lock-Box Service Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

BBDC agrees to indemnify, defend and hold harmless you and your affiliates, directors, officers, employees, agents, successors and assigns (each, an "Indemnitee") from and against any and all liabilities, losses, claims, damages, demands, costs and expenses of every kind (including but not limited to costs incurred as a result of items being deposited in the Account and being unpaid for any reason, reasonable attorney's fees and the reasonable charges of your in-house counsel) incurred or sustained by any Indemnitee arising out of your performance of the services contemplated by this Lock-Box Letter, except to the extent such liabilities, losses, claims, damages, demands, costs and expenses are the direct result of your gross negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this Lock-Box Letter.

In the event BBDC becomes subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if you are otherwise served with legal process which you in good faith believe affects funds in the Account you may suspend disbursements from the Account otherwise required by the terms hereof until such time as you receive an appropriate court order or other assurances satisfactory to you establishing that the funds may continue to be disbursed according to the instructions contained in this Lock-Box Letter.

This letter agreement and the rights and obligations of the parties hereunder will be governed by and construed and interpreted in accordance with the laws of the state of New York. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,

Bergen Brunswig Drug Company

By
      Title

Blue Hill, Inc.

By
      Title

Accepted and confirmed as of
the date first written above:
By: Wachovia Bank, N.A., as Agent

By
     Title

Address of notice:

Wachovia Bank, N.A.
_____________________
_____________________
_____________________
Attention: _____________________
Telephone Number:   __________________
Telecopy Number:   __________________

Acknowledged and agreed to as of the date first written above:

[Name of Bank]

By
     Title

Address of notice:

_____________________
_____________________
_____________________

Annex A to
Lock-Box Letter

[Name of Bank]

Re: Blue Hill, Inc.
Lock Box Numbers ______________
Lock-Box Account Number ____________

Ladies and Gentlemen:

Reference is made to the letter agreement dated _________________ (the "Letter Agreement") among Bergen Brunswig Drug Company, Blue Hill, Inc., the undersigned, as Agent, and you concerning the above-described lock-boxes and lock-box account (collectively, the "Accounts"). We hereby give you notice that a "Collection Agent Replacement Event" has occurred and is continuing under the Receivables Sale Agreement (as defined in the Letter Agreement) and of our assumption of dominion and control of the Accounts as provided in the Letter Agreement.

We hereby instruct you not to permit any other party to have access to the Accounts and to make all payments to be made by you out of or in connection with the Accounts directly to the undersigned upon our instructions, at our address set forth above.

Very truly yours,

Wachovia Bank, N.A.

By
     Title

cc: Blue Hill, Inc.

Exhibit G-2

to Receivables Sale Agreement

Form of Depositary Account Letter

[Name of Depositary Bank]

Ladies and Gentlemen:

Reference is made to the deposit account numbers _______________ and __________ maintained with you (such deposit account collectively, the " Accounts"), each in the name of Bergen Brunswig Drug Company ("BBDC"). BBDC hereby confirms it has sold all Receivables (as defined below) to Blue Hill, Inc. (the "Seller").

In connection with the Receivables Sale Agreement, dated as of December 17, 1999 (as amended, supplemented or otherwise modified from time to time, the "Receivables Sale Agreement"), among the Seller, the Initial Collection Agent, Blue Ridge Asset Funding Corporation, as a Conduit Purchaser ("Blue Ridge"), the other Conduit Purchasers from time to time party thereto (collectively, the "Purchasers"), Wachovia Bank N.A., as administrative agent for the Purchasers (the "Agent") and as Blue Ridge Purchaser Agent, the other Purchaser Agents from time to time party thereto and the Related Bank Purchasers from time to time party thereto, the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interest in the accounts, chattel paper, instruments or general intangibles (collectively, the "Receivables") under which payments are or may hereafter be made to the Accounts, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables. As is the customary practice in this type of transaction, we hereby request that you execute this letter agreement. All references herein to "we" and "us" refer to BBDC and the Seller, jointly and severally. Your execution hereof is a condition precedent to our continued maintenance of the Accounts with you.

We hereby transfer exclusive dominion and control of the Accounts to the Agent, subject only to the condition subsequent that the Agent shall have given you notice that a "Collection Agent Replacement Event" has occurred and is continuing under the Receivables Sale Agreement and of its election to assume such dominion and control, which notice shall be in substantially the form attached hereto as Annex A (the "Agent's Notice").

At all times prior to the receipt of the Agent's Notice described above, all payments to be made by you out of, or in connection with the Accounts, are to be made in accordance with the instructions of the Seller or its agent.

We hereby irrevocably instruct you, at all times from and after the date of your receipt of the Agent's Notice as described above, to make all payments to be made by you out of, or in connection with, the Accounts directly to the Agent, at its address set forth below its signature hereto or as the Agent otherwise notifies you, or otherwise in accordance with the instructions of the Agent.

We also hereby notify you that, at all times from and after the date of your receipt of the Agent's Notice as described above, the Agent shall be irrevocably entitled to exercise in our place and stead any and all rights in connection with the Accounts, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Accounts and (b) the right to require preparation of duplicate monthly bank statements on the Accounts for the Agent's audit purposes and mailing of such statements directly to an address specified by the Agent. At all times from and after the date of your receipt of the Agent's Notice, neither we nor any of our affiliates shall be given any access to the Accounts.

The Agent's Notice may be personally served or sent by telex, facsimile or U.S. mail, certified return receipt requested, to the address, telex or facsimile number set forth under your signature to this letter agreement (or to such other address, telex or facsimile number as to which you shall notify the Agent in writing). If the Agent's Notice is given by telex or facsimile, it will be deemed to have been received when the Agent's Notice is sent and the answerback is received (in the case of telex) or receipt is confirmed by telephone or other electronic means (in the case of facsimile). All other notices will be deemed to have been received when actually received or, in the case of personal delivery, delivered.

By executing this letter agreement, you acknowledge the existence of the Agent's right to dominion and control of the Accounts and its ownership of and security interest in the amounts from time to time on deposit therein and agree that from the date hereof the Accounts shall be maintained by you for the benefit of, and amounts from time to time therein held by you as agent for, the Agent on the terms provided herein. The Accounts are to be entitled "Blue Hill, Inc. and Wachovia Bank, N.A., as Agent for the Purchasers" with the subline "Bergen Brunswig Drug Company". Except as otherwise provided in this letter agreement, payments to the Accounts are to be processed in accordance with the standard procedures currently in effect. All service charges and fees in connection with the Accounts shall continue to be payable by us under the arrangements currently in effect.

By executing this letter agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker's lien or other purported form of claim with respect to the accounts or any funds from time to time therein. Except for your right to payment of your service charge and fees and to make deductions for returned items, you shall have no rights in the Accounts or funds therein, except deductions for service charges, fees and returned or misplaced items. To the extent you may ever have any additional rights, you hereby expressly subordinate all such rights to all rights of the Agent.

You may terminate this letter agreement by canceling the Accounts maintained with you, which cancellation and termination shall become effective only upon thirty (30) days prior written notice thereof from you to the Agent in the absence of fraud or abuse. Incoming mail addressed to the Accounts (including, without limitation, any direct funds transfer to the Accounts) received after such cancellation shall be forwarded in accordance with the Agent's instructions. The Agent's rights under this letter agreement and the Accounts may also be terminated with respect to the Agent upon written notice to you by the Agent stating that the Receivables Sale Agreement is no longer in effect, at which time, the Seller shall be deemed to have succeeded to the Agent's rights under this Agreement. Except as otherwise provided in this paragraph, this letter agreement may not be terminated without the prior written consent of the Agent.

This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, us and the Agent of a written instrument so providing. The terms and conditions of any agreement between us and you (a "Lock-Box Service Agreement") (whether now existing or executed hereafter) with respect to the lock-box arrangements, to the extent not inconsistent with this letter agreement, will remain in effect between you and us. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of any such Lock-Box Service Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

BBDC agrees to indemnify, defend and hold harmless you and your affiliates, directors, officers, employees, agents, successors and assigns (each, an "Indemnitee") from and against any and all liabilities, losses, claims, damages, demands, costs and expenses of every kind (including but not limited to costs incurred as a result of items being deposited in the Account and being unpaid for any reason, reasonable attorney's fees and the reasonable charges of your in-house counsel) incurred or sustained by any Indemnitee arising out of your performance of the services contemplated by this Lock-Box Letter, except to the extent such liabilities, losses, claims, damages, demands, costs and expenses are the direct result of your gross negligence or willful misconduct or Seller's gross negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this Lock-Box Letter.

Seller agrees to indemnify, defend and hold harmless you and your affiliates, directors, officers, employees, agents, successors and assigns (each, an "Indemnitee") from and against any and all liabilities, losses, claims, damages, demands, costs and expenses of every kind (including but not limited to costs incurred as a result of items being deposited in the Account and being unpaid for any reason, reasonable attorney's fees and the reasonable charges of your in-house counsel) incurred or sustained by any Indemnitee arising out of your performance of the services contemplated by this Depositary Account Letter, except to the extent such liabilities, losses, claims, damages, demands, costs and expenses are the direct result of your gross negligence or willful misconduct or BBDC's gross negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this Depositary Account Letter.

In the event BBDC becomes subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if you are otherwise served with legal process which you in good faith believe affects funds in the Account you may suspend disbursements from the Account otherwise required by the terms hereof until such time as you receive an appropriate court order or other assurances satisfactory to you establishing that the funds may continue to be disbursed according to the instructions contained in this Lock-Box Letter.

This letter agreement and the rights and obligations of the parties hereunder will be governed by and construed and interpreted in accordance with the laws of the state of New York. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,

Bergen Brunswig Drug Company

By
     Title

Blue Hill, Inc.

By
     Title

Accepted and confirmed as of
the date first written above:

By: Wachovia Bank, N.A., as Agent

By
     Title

Address of notice:

Wachovia Bank, N.A.
_____________________
_____________________
_____________________
Attention: _____________________
Telephone Number:     __________________
Telecopy Number:     __________________

Acknowledged and agreed to as of the date first written above:

[Name of Bank]

By
     Title

Address of notice:

_____________________
_____________________
_____________________

Annex A to
Depositary Account Letter

[Name of Bank]

Re: Blue Hill, Inc.
Deposit Account Number ____________

Ladies and Gentlemen:

Reference is made to the letter agreement dated _________________ (the "Letter Agreement") among Bergen Brunswig Drug Company, Blue Hill, Inc., the undersigned, as Agent, and you concerning the above-described deposit account (collectively, the "Accounts"). We hereby give you notice that a "Collection Agent Replacement Event" has occurred and is continuing under the Receivables Sale Agreement (as defined in the Letter Agreement) and of our assumption of dominion and control of the Accounts as provided in the Letter Agreement.

We hereby instruct you not to permit any other party to have access to the Accounts and to make all payments to be made by you out of or in connection with the Accounts directly to the undersigned upon our instructions, at our address set forth above.

Very truly yours,

Wachovia Bank, N.A.

By
     Title

cc: Blue Hill, Inc.

Exhibit H

To Receivables Sale Agreement

Compliance Certificate

To: Wachovia Bank, N.A., as Agent, and
      each Purchaser

This Compliance Certificate is furnished pursuant to Section 5.1(a) (iii) of the Receivables Sale Agreement, dated as of December 17, 1999 (as amended, supplemented or otherwise modified through the date hereof, the "Sale Agreement"), among Blue Hill, Inc. (the "Seller"), Bergen Brunswig Drug Company (the "Initial Collection Agent"), Blue Ridge Asset Funding Corporation, as a Conduit Purchaser ("Blue Ridge"), the other Conduit Purchasers from time to time party thereto, the Related Bank Purchasers from time to time party thereto (collectively, the "Purchasers"), Wachovia Bank, N.A., as Blue Ridge Purchaser Agent and as administrative agent for the Purchasers (in such capacity, the "Agent"). Terms used in this Compliance Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sale Agreement.

The undersigned hereby represents, warrants, certifies and confirms that:

         1.         The undersigned is a duly elected Designated Financial Officer of the undersigned.

         2.         Attached hereto is a copy of the financial statements described in Section 5.1(a)(i) or 5.1(a)(ii) of the Sale Agreement.

         3.         The undersigned has reviewed the terms of the Transaction Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and the conditions of the Seller and the Originator during and at the end of the accounting period covered by the attached financial statements.

         4.         The examinations described in paragraph 3 hereof did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes a Potential Termination Event, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

         5.         Based on the examinations described in paragraph 3 hereof, the undersigned confirms that the representations and warranties contained in Article IV of the Sale Agreement are true and correct as though made on the date hereof, except as set forth below.

         6.         The undersigned confirms that Year 2000 remediation efforts are proceeding as scheduled.

         7.         [Indicate whether an auditor, regulator or third party consultant of the undersigned has issued a management letter or other communication regarding Year 2000 exposure, program or progress].

Described below are the exceptions, if any, to paragraphs 4 and 5 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the undersigned has taken, is taking or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ____ day of ___________, 199__.

[Name of Seller or Originator]

By
      Designated Financial Officer

Exhibit I

Credit and Collection Policy